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                                                                   Exhibit 10.13

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


      THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (together with the exhibits and schedules hereto, this "AGREEMENT") is entered into as of August __, 2004 (the "EFFECTIVE DATE") by and among MERCED PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership ("MERCED"), Michael Phegley, an individual ("PHEGLEY"), Craig Foster, an individual ("FOSTER" and, together with Merced and Phegley, "SELLERS"), and NORTH AMERICA CAPITAL HOLDING COMPANY, a Delaware corporation ("BUYER"). Unless otherwise defined in this Agreement, capitalized terms used in this Agreement are defined in EXHIBIT "A".

                                    RECITALS

      A. Sellers own 100% of the equity (the "MEMBERSHIP INTERESTS") of General Aviation Holdings, LLC, a Delaware limited liability Company (the "COMPANY"). The Company owns 100% of the equity (the "FBO INTERESTS") of each of (i) Palm Springs FBO Two LLC, a Delaware limited liability company doing business as Million Air Palm Springs ("PSP"), and (ii) Newport FBO Two LLC, a Delaware limited liability company doing business as Newport Jet Center ("NJC" and, together with PSP, the "FBOS").

      B. The Company is a holding company whose sole assets are comprised of the FBO Interests and 100% of the equity of La Quinta FBO Two LLC, a Delaware limited liability company doing business as Million Air La Quinta ("LQA"), which equity the Company will transfer before Closing. PSP is comprised of a fixed base operation at Palm Springs International Airport located in Palm Springs, California (the "PSP FACILITY"); NJC is comprised of a fixed base operation at John Wayne Airport located in Santa Ana, California (the "NJC FACILITY" and, together with the PSP Facility, the "FACILITIES"). The business operations relating to the Facilities are hereinafter referred to as the "BUSINESSES".

      C. Buyer desires to acquire from Sellers, and Sellers desire to sell and transfer to Buyer, all of the Membership Interests on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

      THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, the Parties hereby agree as follows:

                                   ARTICLE 1

                    PURCHASE AND SALE OF MEMBERSHIP INTERESTS

      1.1 Acquisition. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, and Sellers agree to sell, convey, assign, transfer and deliver to Buyer, the Membership Interests, free and clear of all Encumbrances, on the Closing Date.
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      1.2 Assignment of Membership Interests. The sale and transfer of the
Membership Interests will be effected by delivery by Sellers to Buyer of an Assignment of Limited Liability Company Membership Interests in the form attached hereto as EXHIBIT "B".

                                   ARTICLE 2

                                 PURCHASE PRICE

      2.1 Purchase Price. The aggregate amount to be paid by the Buyer at the Closing in consideration for the Membership Interests shall be Forty Eight Million Five Hundred Thousand Dollars ($48,500,000.00) (the "PURCHASE PRICE").

      2.2 Transfer Taxes. All transfer, registration, stamp, documentary, recording and similar taxes, if any, that become due and payable as a result of the consummation of the transactions set forth in this Agreement shall be paid one-half by the Buyer and one-half by the Sellers; provided, that, any such taxes that become due and payable as a result of the sale, transfer or disposition of LQA shall be paid by the Sellers, and Buyer shall have no liability or obligation therefor.

      2.3 Purchase Price Adjustments.


            (a) As used herein, the term "Net Working Capital" shall mean the aggregate current assets of the FBOs minus the aggregate current liabilities of the FBOs, all as determined in accordance with generally accepted accounting principles, consistent with past practice and all as determined as of the Effective Time and taking into account such adjustments as customary for a working capital adjustment.

            (b) The Sellers' Representative and the Buyer shall use commercially reasonable efforts to mutually agree upon (i) the amount of the Base Net Working Capital against which the Net Working Capital of the FBOs as of the Effective Time will be measured to determine any adjustment to the Purchase Price, and (ii) the principles, specifications and methodologies for determining Net Working Capital and Base Net Working Capital, on or before August 20, 2004. The parties acknowledge and agree that the Base Net Working Capital will be determined by reference to the historical net working capital of the FBOs since January 1, 2003; provided, that, the amount of cash used for purposes of setting the Base Net Working Capital amount shall be $75,000. In the event that the Parties cannot mutually agree on the amount of the Base Net Working Capital or the principles, specifications and methodologies for determining Net Working Capital and Base Net Working Capital, on or before August 20, 2004, then neither the Buyer nor the Sellers shall be obligated to consummate the Closing and this Agreement shall automatically terminate.

            (c) At least ten (10) business days prior to Closing, Sellers shall deliver to Buyer a reasonable estimate of Net Working Capital as of the Effective Time based on a balance sheet as of the last day of the most recently ended calendar month prior to the Closing Date and containing reasonable detail and supporting documents showing the derivation of such estimate, including a projected balance sheet as of the Effective Time

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      (the "CLOSING BALANCE SHEET"). The consideration paid by Buyer to the
      Sellers at the Closing shall be (x) increased by the excess, if any, of Net Working Capital as of the Effective Time over Base Net Working Capital, or (y) decreased by the shortfall, if any, of Net Working Capital as of the Effective Time from Base Net Working Capital, in either case as reasonably agreed to by Buyer and the Sellers' Representative on or prior to the Closing Date.

            (d) Within ninety (90) days after the Closing, Buyer shall deliver to the Sellers' Representative its determination of the actual Net Working Capital as of the Effective Time (following the same principles, specifications and methodologies used to determine the estimated Net Working Capital and Base Net Working Capital as agreed upon pursuant to
      Section 2.3(b)). Each party shall have full access to the financial books and records pertaining to the FBOs to confirm or audit the Net Working Capital computations. Should the Sellers' Representative disagree with Buyer's determination of Net Working Capital, the Sellers' Representative shall notify Buyer within thirty (30) days after Buyer's delivery of its determination of Net Working Capital. If the Sellers' Representative and Buyer fail to agree within thirty (30) days after Sellers' Representative's delivery of notice of disagreement on the amount of Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 2.3(f) which shall be the sole and exclusive remedy for resolving such accounting disputes relative to the determination of Net Working Capital.

            (e) If the actual Net Working Capital as of the Effective Time (determined pursuant to Section 2.3(d)) exceeds the estimated Net Working Capital as of such time (determined pursuant to Section 2.3(c) hereof), then Buyer shall, within fourteen (14) days pay such difference in cash to the Sellers' Representative, and the Sellers' Representative shall distribute the same to the Sellers in proportion to their ownership interests in the Company. If the actual Net Working Capital as of the Effective Time (determined pursuant to Section 2.3(d)) is less than the estimated Net Working Capital as of such time (determined pursuant to Section 2.3(c) hereof), then the Sellers shall, within fourteen (14) days, pay such difference in cash to Buyer.

            (f) In the event that the Sellers' Representative and Buyer are not able to agree on the actual Net Working Capital as of the Effective Time within thirty (30) days after the Sellers' Representative's delivery of notice of disagreement, the Sellers' Representative and Buyer shall each have the right to require that such disputed determination be submitted to an independent certified public accounting firm as the Sellers' Representative and Buyer may then mutually agree upon in writing (the "ACCOUNTING FIRM") for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and acting as arbitrators shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of the actual Net Working Capital as of the Effective
      Time). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Accounting Firm's determination shall be binding upon the Sellers, the Sellers' Representative and Buyer. The Accounting Firm's fees and expenses shall be borne equally by the Sellers and Buyer.

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                                   ARTICLE 3

                     SELLERS' REPRESENTATIONS AND WARRANTIES

      For the purposes of this Agreement, the phrase "TO THE BEST OF SELLERS' KNOWLEDGE" shall mean the actual knowledge of Affeldt, Phegley, Foster, Sandra Zarate, Christina Stine, Karin L. Davidson and Yvonne Kassler and shall be deemed to exist with respect to a particular matter if a prudent individual would be expected to discover or otherwise become aware of it after reasonable inquiry. Subject to the foregoing and as an inducement to Buyer to enter into this Agreement, Sellers represent and warrant to Buyer that:

      3.1 Organization. Merced is a limited partnership duly organized or formed, validly existing and in good standing under the Laws of Delaware. The Company and the FBOs are each limited liability companies duly organized, validly existing and in good standing under the Laws of Delaware. Neither of the FBOs has any Subsidiaries or owns any equity interest in any other entity. The Company and each FBO is qualified to do business as a foreign corporation in the State of California and each is in good standing in the State of California. The State of California is the only jurisdiction where the Company's and the FBOs' respective activities, personnel and properties require such qualification or licensing. Sellers have provided to Buyer complete and correct copies of the Charter Documents for the Company and the FBOs as currently in effect.

      3.2 Power and Authority. Sellers have full power and authority to own the Membership Interests, to execute and deliver this Agreement and the Transaction Documents and to perform their respective obligations hereunder and thereunder. The FBOs have all requisite power and authority to own and operate the Businesses as conducted as of the date hereof, and to own, operate and lease the properties and assets owned, operated or leased by the FBOs and used in the Businesses.

      3.3 Authorization; No Breach. The execution, delivery and performance of this Agreement has been, and the execution, delivery and performance of the Transaction Documents as of the Closing will have been, duly and validly authorized by Sellers, and this Agreement constitutes, and each of the Transaction Documents as of the Closing will constitute, a valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors' rights generally). The execution, delivery and performance of this Agreement and the Transaction Documents by Sellers, and the consummation of the transactions hereunder and thereunder, will not (a) violate, conflict with, result in a breach or constitute a default, or give rise to any right of amendment, termination, cancellation or acceleration, under (with or without due notice or lapse of time, or both) Merced's, the Company's or the FBOs' respective Charter Documents, or, to the best of Sellers' knowledge, any Law to which Sellers, the Company or the FBOs are subject or, except as set forth on
SCHEDULE 3.3(A), any agreement to which the Company or the FBOs are party or otherwise bound (including the Material Contracts), (b) except as set forth on
SCHEDULE 3.3(B), result in or give to any person any right of termination or cancellation in or with respect to any Permit, or (c) except as set forth on
SCHEDULE 3.3(C), require or potentially require any authorization, consent or approval of, or action or filing with, any person, business organization, entity or any court or other governmental body.

      3.4 Absence of Undisclosed Liabilities.


            (a) Other than as disclosed on the Liabilities Schedule, SCHEDULE 3.4(A), neither the Company nor the FBOs have any liabilities or obligations of any nature, whether accrued or absolute, contingent or otherwise, and whether due or to become due, except (i) liabilities and obligations under contracts described on the Leases Schedule and the Contracts Schedule (other than through any breach or default by the Company or either of the FBOs), (ii) liabilities and obligations reflected in the Unaudited Statements, and (iii) liabilities and obligations of the Company and the FBOs which have arisen after June 30, 2004 in the ordinary course of business, consistent with past practices (other than through any breach or default by the Company or either of the FBOs).

            (b) Except as set forth on SCHEDULE 3.4(B), neither the Company nor either of the FBOs has any Funded Indebtedness. As of the Closing Date and upon payment of the Member Debt at Closing, neither the Company nor either of the FBOs will owe money to another party pursuant to a loan agreement or promissory note or otherwise have any Funded Indebtedness.

            (c) Except for the FBO Interests, the membership interests in LQA and cash balances held in accounts, the Company does not have any other assets or operate any other businesses.

      3.5 Capitalization of the Company and the FBOs; Title to Membership Interests and FBO Interests.


            (a) Sellers are the unconditional and sole legal, beneficial, record and equitable owners of the Membership Interests, and each has full power and authority to sell and transfer the Membership Interests free and clear of all Encumbrances. SCHEDULE 3.5 lists the name of each Seller and the percentage of the Membership Interests each Seller owns of record. The Company is the unconditional and sole legal, beneficial, record and equitable owner of the FBO Interests, free and clear of all Encumbrances.

            (b) The Membership Interests constitute all of the issued and outstanding equity in the Company. The FBO Interests constitute all of the issued and outstanding equity in the FBOs. All such Membership Interests and FBO Interests are duly authorized, validly issued, fully paid and non-assessable and were issued in conformity with applicable Laws.

            (c) There are no outstanding warrants, options, rights, other securities, agreements, subscriptions, or other commitments, arrangements or undertakings pursuant to which Sellers, the Company, either of the FBOs or any other person is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any additional membership interests or other securities of the Company or either of the FBOs.

      3.6 Financial Statements. The Company has delivered to Buyer, or, in the case of the Interim Unaudited Statements, will deliver to Buyer prior to Closing, correct and complete copies of (a) consolidated audited financial statements with respect to the Company and the Businesses prepared by Ernst & Young for the year ended December 31, 2003 (the "AUDITED 2003 STATEMENTS"), (b) audited financial statements for the Company and PSP prepared by Ernst & Young for the four-and-one-half month period ended December 31, 2002 (the "AUDITED 2002 STATEMENTS"), and (c) unaudited statements of income and cash flow for the Company and each of the FBOs for the six-month period ending June 30, 2004 (the "UNAUDITED STATEMENTS") and each month-end that occurs prior to the Closing Date (the "INTERIM UNAUDITED STATEMENTS" and collectively with the Audited 2003 Statements, the Audited 2002 Statements and the Unaudited Statements, the "Financial Statements"). The Financial Statements have been (and, with respect to the Interim Unaudited Statements, will be) prepared in accordance with the books and records of the Company and the FBOs and generally accepted accounting principles consistently applied throughout the periods involved, and fairly present the financial condition and results of operation of the Company and the Businesses as of such balance sheet date or the period then ending, as the case may be; provided, however, the Sellers make no representations or warranties with respect to information contained in the Financial Statements that pertain to any period of time prior to (x) August 15, 2002, with respect to PSP and (y) December 19, 2002, with respect to NJC. True, correct and complete copies of the Audited 2003 Statements, Audited 2002 Statements and Unaudited Statements are attached to SCHEDULE 3.6 hereto. Except as set forth on SCHEDULE 3.6, each of the FBOs' accounts receivable arose, and all accounts receivable that will be outstanding as of the Closing Date shall have arisen, from bona fide transactions in the ordinary course of business. The reserves for accounts receivables set forth in the Financial Statements have been established consistently with the Company's and the FBOs' historical accounting practices.
SCHEDULE 3.6 includes an accurate list, as of a date not more than five (5) business days prior to the date hereof, of each FBO's accounts receivable, showing amounts due in 30-day aging categories.

      3.7 No Material Adverse Changes; Absence of Certain Changes or Events. Since December 31, 2003, except as set forth in SCHEDULE 3.7 or as contemplated or permitted hereunder, (i) there has not been any Material Adverse Change, (ii) the Businesses have only been operated in the ordinary course, consistent with past practices, and (iii) there has not been, with respect to the Company or the FBOs, any:

            (a) sale, assignment or transfer, other than in the ordinary course of business and consistent with past practice, of any assets of the Company or the FBOs;

            (b) acquisition by merger, consolidation with, purchase of substantially all of the assets or capital stock of, or, other than in the ordinary course of business and consistent with past practice, any other acquisition of any material assets of, any corporation, partnership, association or other business organization or division thereof;

            (c) change in accounting methods or accounting practices by the Company or the FBOs;

            (d) termination or, other than in the ordinary course of business and consistent with past practice, entry into, or amendment or modification of, any Material Contract,

      Permit or material transaction (including, without limitation, any borrowing, capital expenditure, capital contribution, capital financing or factoring agreement);

            (e) increase in salary, bonuses or other compensation payable or to become payable to, or any advance or loan to any officer or employee of the Company or the FBOs, except in the ordinary course of business, consistent with past practice, and neither the Company nor either FBO has
      (i) entered into any Benefit Plan, employment, severance, or other agreements relating to compensation or fringe benefits or (ii) adopted or changed any existing Benefit Plan or Benefit Arrangement;

            (f) strike, walkout, labor trouble or, to the best of Sellers' knowledge, any other new or continued labor-related event, development or condition of any character which has or could materially adversely affect the Businesses;

            (g) cancellation or waiver of any right material to the operation of the Businesses or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any officer, manager or employee of the Company or either FBO;

            (h) payment, discharge or satisfaction of any material liability or obligation (whether accrued, absolute, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities and obligations under contracts described in the Leases Schedule and the Contracts Schedule, in accordance with the terms of such contracts, and other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Financial Statements or incurred in the ordinary course of business since December 31, 2003;

            (i) to the best of Sellers' knowledge, change or changes in relations with landlords, suppliers, clients or customers which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

            (j) write-offs as uncollectible of any notes or accounts receivable of the Company or the FBOs or write-downs of the value of any asset or inventory by either the Company or the FBOs other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than the rate applicable during the twelve months ended on December 31, 2003;

            (k) creation, incurrence, assumption or guarantee by the Company or either FBO of any material obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Company or either FBO of any indebtedness for borrowed money; or

            (l) agreement by the Company or either FBO to do any of the foregoing.

      3.8 Real Property; Personal Property.

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            (a) The Leases Schedule, SCHEDULE 3.8(A), lists all oral or written leases, including the Ground Leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which either FBO leases to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (each a "LEASE" and collectively, the "LEASES"). The Leases are in full force and effect, have not been assigned, modified, supplemented or amended, and are enforceable by and against the respective FBOs and, to the best of Sellers' knowledge, all other parties thereto. Sellers have delivered to Buyer complete and accurate copies of each of the Leases (including all amendments and supplements thereto and, to the best of Sellers' knowledge, all material correspondence related thereto). Copies of the Ground Leases are attached to SCHEDULE 3.8(A) hereto. Except as set forth on SCHEDULE 3.8(A), (i) none of Sellers, the Company nor the respective FBOs has received any notice that either of the FBOs are in default under, or not in compliance with any material provision of, any Lease, that the Company or either FBO may be subject to any special assessments or that there may be any material changes in property Tax or land use law affecting any such Leases, (ii) none of the Sellers, the Company or the respective FBOs has delivered any notice to another party alleging any default under, or failure to comply with any material provision of any Lease, and (iii) no event has occurred that, with notice, the passage of time or both would constitute a material default by the FBOs under, or failure of the FBOs to comply with a material provision of, any of the Leases, or, to the best of Sellers' knowledge, otherwise give any party a right of termination or material modification thereof.

            (b) The FBOs' interests under the Leases are held free and clear of all Encumbrances other than any Encumbrances made by or in favor of the County of Orange or the City of Palm Springs or others as set forth in the Ground Leases. There are no mortgages, security interests or liens granted with respect to the Ground Leases. Neither the Company nor either of the FBOs owns any fee interest in any real property. The Company is not a party to any Leases and has no leasehold rights in any other real property.

                  (i) None of Sellers, the Company nor either of the FBOs has received written notice of any threatened condemnation proceedings, lawsuits or administrative actions relating to any of the real property used in the Businesses, or any other matters which do and may have a material adverse effect on the current use or occupancy thereof, and there are no pending or, to the best of the Sellers' knowledge, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any of the real property used in the Businesses or any other matters which do or may have a material adverse effect on the current use and occupancy thereof.

                  (ii) All facilities, buildings, improvements and other
            structures located on the real property used in the Businesses and all present uses and operations of such real property and the structures by the FBOs, comply in all material respects to the best of the Sellers' knowledge with all applicable zoning, land-use, building, fire, labor, safety, subdivision and other governmental requirements and all deed or other title covenants or restrictions applicable thereto. None of Sellers, the Company, nor either of the FBOs has received any notice that any of the leased real property or any of the structures used in the Businesses, or the use, occupancy or operation thereof by the FBOs, violate any governmental requirements or deed or other title, covenants or restrictions, except for any violations which do not have a material adverse effect.

                  (iii) The Company and each of the FBOs have obtained all
            material approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the leased real property and the structures thereon used in the Businesses, and all equipment owned or used by the Company or the FBOs. To the best of Sellers' knowledge, none of the leased real property or any of the structures thereon used in the Businesses are dependent upon or benefit from any "non-conforming use" or similar zoning classification.

                  (iv) Other than in the ordinary course of business or as may be provided in any Lease or Material Contract, there are no parties other than the FBOs in possession of any of the leased real property or any portion thereof, and, except as may be provided in any Lease or Material Contract or otherwise in the ordinary course of business, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any of the leased real property or any portion thereof.

                  (v) To the best of the Sellers' knowledge, all structural, mechanical and other physical systems related to the leased real property are in good operating condition and repair, reasonable wear and tear excepted, in all material respects.

            (c) Attached hereto as SCHEDULE 3.8(C) is a complete and accurate list of all furniture, equipment, leasehold improvements, motor vehicles and all other tangible personal property owned or leased by the respective FBOs that the FBOs have reflected in their books and records in accordance with generally accepted accounting principles (the "PERSONAL PROPERTY"). The Company does not own any tangible personal property.

            (d) Each of the FBOs has good title to their respective Personal Property, free and clear of any Encumbrances except as set forth on
      SCHEDULE 3.8(D).

            (e) The Personal Property has been maintained, repaired and replaced in the ordinary course of business consistent with past practices, and is not materially defective except for ordinary wear and tear. The FBOs own or lease all assets and properties that are used in or necessary to the operation of the Businesses as they are currently conducted. Sellers make no other representation or warranty as to the physical condition of the Personal Property, and it is otherwise sold "as is and where is" and "with all physical faults".

            (f) The FBOs' inventory consists of items of a quality and quantity usable and salable in the ordinary course of business.

      3.9 Tax Matters. Except as set forth on SCHEDULE 3.9:

            (a) The Company and each of the FBOs have filed (or had filed on its behalf), all Tax Returns required to have been filed by it. The Company and each of the FBOs have duly paid (or had paid on its behalf) all Taxes required to have been paid by it. With respect to the Company and each FBO, no claim has ever been made by a governmental authority in a jurisdiction where the Company or such FBO (or the Company with respect to such FBO) does not file Tax Returns that the Company or either FBO is or may be subject to taxation by that jurisdiction. Neither the Company nor either FBO has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no Liens on any of the assets of the Company or either of the FBOs that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) The Company and each of the FBOs have complied in all material respects with all applicable laws, rules and regulations relating to withholding Taxes, and have, within the time and manner prescribed by law, withheld and paid, when due (or if withheld but not yet due, have made adequate reserves in the Unaudited Statements with for) all Taxes from payments made to its employees, agents, and contractors as required by Law.

            (c) To the best of Sellers' knowledge, there is no proceeding or audit pending or threatened by any governmental authority with respect to any Taxes or Tax Returns of the Company or either of the FBOs. To the best of Sellers' knowledge, there are no existing circumstances which, if known to governmental authorities, reasonably may be expected to result in the assertion of any claim for Taxes against the Company or either FBO by any governmental authority with respect to any period for which Tax Returns have been filed or Tax is required to have been paid by or with respect to the Company or either FBO.

            (d) Neither the Company nor either FBO (or any Affiliate of the Company or the FBOs, with respect to the Company or the FBOs) has received a written ruling from a governmental authority relating to any Tax or entered into a written agreement with a governmental authority relating to any Tax that could have a continuing effect with respect to any taxable period for which such Company has not filed a Tax Return.

            (e) Neither the Company nor either FBO (or any Affiliate of the foregoing with respect to the Company or the FBOs) has waived any statute of limitations with respect to any Tax or Tax Return or agreed to any extension of time with respect to a Tax assessment or deficiency, which has continuing effect.

            (f) Neither the Company nor either FBO is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement, has been member of a group of entities required to file Tax Returns on a combined, consolidated or unitary basis, or has any liability for Taxes owing by any other person, including, without limitation, by contract or as a transferee or successor of such other person by merger or otherwise.

            (g) No property of the Company or either FBO is property that the Company or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
      Section 168 of the Code.

            (h) The Sellers have provided to the Buyer complete and accurate copies of all of the following materials: (i) all income Tax Returns of the Company and each FBO, (ii) all examination reports of the Company and each FBO relating to Taxes, (iii) all statements of Taxes assessed against or agreed to by the Company or either FBO, (iv) all written rulings the Company or either FBO (or any Affiliate of the foregoing with respect to the Company or either FBO) received from any governmental authority relating to any Tax, and (v) all written agreements entered into by or on behalf of the Company or either FBO with any governmental authority relating to any Tax. SCHEDULE 3.9 identifies all Tax Returns that the Company or either FBO has filed and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a governmental authority.

            (i) Since the date of its formation, for federal income Tax purposes, the Company has properly been treated as a partnership pursuant to Treas. Reg. Section 301.7701-3(b)(1)(i). Since the date of its formation, each FBO has been, for federal Tax purposes, disregarded as an entity separate from its owner pursuant to Treas. Reg. Section 301.7701-3(b)(1)(ii).

      3.10 Contracts and Commitments.

            (a) Except as set forth in the Contracts Schedule, SCHEDULE 3.10, neither the Company nor either of the FBOs is a party to any contract or agreement, written or oral:

                  (i) for a bonus, pension, profit sharing, retirement, deferred compensation, medical or life insurance plan, membership purchase or option or any other plans or arrangements providing for benefits of any type to employees (either current or former) of any of the Company or either FBO;

                  (ii) for collective bargaining or with any labor union;

                  (iii) for the borrowing of money or mortgaging, pledging or encumbering any of the Company's or the FBOs' respective assets;

                  (iv) for the lending or investing of funds to or in other
            persons or entities;

                  (v) granting any power of attorney (irrevocable or otherwise)
            to any person for any purpose relating to the respective Businesses or the Company's or the FBOs' respective assets, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business; or

                  (vi) with an Affiliate of any of Sellers, the Company or the
            FBOs (other than the Company's and the FBOs' Charter Documents).

            (b) The Contracts Schedule lists each of the Material Contracts. For purposes of this Agreement, "MATERIAL CONTRACTS" includes the following:

                  (i) any and all contracts for the sale of goods or services by the Company or either of the FBOs with a value in excess of $25,000 individually or $100,000 in the aggregate, or which is not terminable without penalty by or on behalf of the Company or the FBOs on less than 90 days' notice;

                  (ii) any and all contracts, agreements, licenses, leases
            (other than the Leases), sales and purchase orders and other legally binding commitments that obligate the Company or either of the FBOs to pay, assume, guaranty or secure an amount of $25,000 or more individually or $100,000 or more in the aggregate or that cannot be terminated without penalty by or on behalf of the Company or the FBOs on less than 90 days' notice;

                  (iii) any and all contracts between the Company or either of the FBOs on the one hand and any Affiliate of the Company or either FBO on the other hand (other than the Company's and the FBOs' Charter Documents);

                  (iv) any and all broker, distributor, dealer, representative or agency agreements;

                  (v) any and all insurance policies insuring either of the
            Businesses, either of the Facilities or any of the Company's or FBOs' respective assets (collectively, the "INSURANCE POLICIES");

                  (vi) any and all employment, non-competition or consulting agreement that is currently in effect;

                  (vii) each contract containing covenants purporting to
            materially limit the freedom of the Company or the FBOs to compete in any line of business or in any geographic area;

                  (viii) any factoring agreements;

                  (ix) each partnership, joint venture or other similar
            agreement or arrangement to which the Company or either FBO is a party; and

                  (x) any and all agreements requiring a loan, advance or
            guaranty of any Funded Indebtedness by the Company or either of the FBOs.

            (c) Sellers have delivered to Buyer true and complete copies of all written Material Contracts, together with all amendments and supplements thereto. A description of the principal terms and conditions of each oral Material Contract, if any, is set forth on the Contracts Schedule. The Material Contracts are in full force and effect and are enforceable against the Company or the respective FBOs, as applicable, and to the best of Sellers' knowledge all other parties thereto. Except as set forth on the Contracts Schedule, (i) none of Sellers, the Company nor either FBO has received any notice that it is in default under, or not in compliance with any material provision of, any Material Contract, (ii) none of Sellers, the Company nor either FBO has delivered any notice to another party alleging any default under, or failure to comply with any material provision of, any Material Contract, and (iii) with respect to the Material Contracts, no event has occurred that, with notice, the passage of time or both would constitute (A) a default by the Company or the FBOs, or (B) a failure of the Company or the FBOs to comply with a material provision of any of the Material Contracts, or (C) to the best of Sellers' knowledge, otherwise give any party a right of termination or modification thereof. Except as set forth on SCHEDULE 3.10(C), to the best of Seller's knowledge, the consummation of the transactions contemplated by this Agreement would not give any party to a Material Contract the right to terminate or cancel the terms of such Material Contract.

            (d) Set forth on SCHEDULE 3.10(D) is a list of the twenty-five (25) largest customers of each FBO by gallons of fuel purchased in the 2003 calendar year. Other than the customers set forth on SCHEDULE 3.10(D), no other customer accounted for more than five percent (5%) of the gallons of fuel purchased by customers of either FBO in the 2003 calendar year. None of Sellers, the Company or either of the FBOs has received any notice from any of the customers listed on SCHEDULE 3.10(D) that such customer intends to cease or reduce its buying of goods or services from either FBO.

            (e) Except as disclosed on SCHEDULE 3.10(E), none of Sellers, the Company or either of the FBOs has received any notice from any material supplier to or landlord of the FBOs that such material supplier or landlord intends to terminate or materially alter its business relationship with either FBO.

            (f) None of the Sellers, the Company or the FBOs has failed to give any notice or present any reasonably available claim under any of the Insurance Policies in a timely fashion or in the manner or detail required by the policy. None of the Insurance Policies is subject to any retroactive rate or audit adjustments or coinsurance arrangements. None of the Sellers, the Company or the FBOs has received any notice of cancellation, non-renewal or material premium increase with respect to any Insurance Policy.

            (g) None of the Company or either FBO, directly or indirectly, has any (i) interest in the outstanding stock or ownership interests of any corporation or in any partnership, joint venture or other entity (other than, in the case of the Company, the FBOs and, for some period up to, but excluding, the Closing Date, LQA), or (ii) agreement, understanding, contract or commitment relating to an interest in any such entity (other than, in the case of the Company, the FBOs and, for some period up to, but excluding, the Closing Date, LQA).

      3.11 Litigation; Proceedings. Except as set forth in SCHEDULE 3.11, none of the Sellers, the Company or the FBOs has received notice of service of process regarding or, to the best of

Sellers' knowledge, otherwise been named as a party to any pending action, suit, proceeding, judgment, order or governmental investigation, and, to the best of Sellers' knowledge, no action, suit, proceeding or governmental investigation has been threatened against any of the Company or the FBOs before any federal, state, municipal or other governmental court or agency. None of the Company or the FBOs is subject to or in violation of any judgment, decree, injunction or order.

      3.12 Brokerage. No agent, broker, finder, or investment or commercial banker engaged by or on behalf of Sellers, the Company or the FBOs is or will be entitled to any brokerage commission, finders' fees or similar compensation as a result of this Agreement or any of the transactions contemplated herein.

      3.13 Employees.

            (a) SCHEDULE 3.13(A) contains a complete and correct list of all employees of the Company and the FBOs, their respective titles as of the date hereof (the "BUSINESS EMPLOYEES"), the common law employer of the employee, the 2004 compensation (excluding transaction bonuses) paid or payable to each such employee, the date and amount of each such employee's most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee. Except as set forth on SCHEDULE 3.13(A)(II), (i) the terms of employment or engagement of all officers and Business Employees are such that their employment or engagement may be terminated at will with notice given at any time and without liability for payment of compensation or damages, (ii) there are no severance payments which are or could become payable by the Company or the FBOs to any such person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, oral or written, between the Company or either of the FBOs and any such person, (iv) as of the date hereof, except as set forth on
      SCHEDULE 3.13(A)(III), to the best of Sellers' knowledge, no management level Business Employee has provided notice that he or she intends to terminate his or her employment or relationship with the Company or either of the FBOs, (v) to the best of Sellers' knowledge, there are no agreements between any Business Employee and any other Person which would restrict, in any manner, such Person's ability to perform services, for the Company, either of the FBOs, the Buyer, or any of their Affiliates or, in connection with the operation of the Businesses, or the right of any of them to compete with any Person.

            (b) None of the Company or the FBOs are, or have ever been, bound by or subject to (and none of their respective assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company or the FBOs has ever been represented by any labor union while employed by the Company or the FBOs or covered by any collective bargaining agreement while employed by the Company or the FBOs and no campaign to establish such representation is in progress. With respect to the Company and the FBOs, there is no pending or, to the best of Sellers' knowledge, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company or the FBOs relating to the alleged violation of any law pertaining to labor relations or employment matters, or (iii) application for certification of a collective bargaining agent.

            (c) As of the date hereof, neither the Company nor the FBOs employ or otherwise engage any independent contractors, consultants or agents; and none of them has any liability arising out of the employment or engagement of any independent contractors, consultants or agents.

            (d) SCHEDULE 3.13(D) lists all of the Business Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.

      3.14 Employee Benefit Plans.

            (a) SCHEDULE 3.14(A) lists: (i) each plan, fund, program, agreement or arrangement for the provision of executive compensation, deferred or incentive compensation, profit sharing, stock bonus, bonus, stock option, stock purchase, termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, fringe benefit, insurance, medical or other benefits (whether provided through insurance, on a funded or unfunded basis, or otherwise) to any current or former employee, director, consultant or independent contractor, or any dependent, survivor or beneficiary with respect to any of the foregoing, which is maintained, administered or contributed to by the Company or either FBO, whether or not legally binding; (ii) each Employee Pension Benefit Plan which has been maintained, administered or contributed to by the Company, either FBO or any ERISA Affiliate of the Company or the FBOs in the past six (6) years (the "PENSION PLANS"); and
      (iii) each Employee Welfare Benefit Plan which is currently maintained, administered or contributed to by the Company or the FBOs (the "WELFARE PLANS") (collectively, the "BENEFIT PLANS").

            (b) Each Pension Plan which is intended to qualify under Section 401(a) of the Code so qualifies: (i) with respect to the form of its plan documents and (ii) in operation. Each Benefit Plan (and each related trust, insurance contract or fund) has been administered in all material aspects in accordance with its governing instruments and all applicable Law.

            (c) There have been no Prohibited Transactions with respect to any Benefit Plan which could result in liability to the Company, the FBOs or, to the best of the Sellers' knowledge, any of their respective employees. There has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Benefit Plan which could result in liability to the Company, the FBOs or, to the best of the Sellers' knowledge, any of their respective employees.

            (d) Neither the Company nor any or its ERISA Affiliates have ever maintained, contributed to, had any obligation to contribute to, or had any other liability under or with respect to any Employee Pension Benefit Plan covered by Title IV of ERISA or ERISA Section 302 or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates have ever had any liability under or with respect to any "multiemployer plan" as defined in ERISA Section 3(37).

            (e) Neither the Company nor the FBOs have ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or had any other liability under or with respect to any Employee Welfare Benefit Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA.

            (f) Neither the Company nor any of its ERISA Affiliates have ever maintained a "voluntary employees beneficiary association" within the meaning of Section 501(c)(9) of the Code or any other "welfare benefit fund" as defined in Section 419(e) of the Code.

            (g) All reports and information relating to each Benefit Plan required to be filed with any governmental agency or authority have been timely filed, or have been filed without any current liability for late filing, and are accurate in all material respects; all reports and information relating to each such Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, and there are no restrictions on the right of the Company or the FBOs to terminate such plan or decrease (prospectively) the level of benefits under any Benefit Plan after the Closing Date without liability to any participant or beneficiary thereunder.

            (h) There has been delivered to Buyer, with respect to each Benefit Plan, the following: (i) a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Benefit Plan; (iii) except as set forth in SCHEDULE 3.14(H), a true and complete copy of each written Benefit Plan; (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Benefit Plan and with respect to Pension Plans, each written plan document and all amendments thereto which have been adopted since the inception of such plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Benefit Plan subject to nondiscrimination and/or top-heavy testing; and (vi) any investment management agreements, administrative services contracts or similar agreements relating to the ongoing administration and investment of any Benefit Plan.

            (i) Each Benefit Plan sponsored by the Company or the FBOs is terminable or amendable to decrease prospectively the level of its benefits at the discretion of such entity with no more than ninety (90) days advance notice and without material cost to such entity. The Company or the FBOs may, without material cost, withdraw their employees, directors, officers and consultants from any Benefit Plan which is not sponsored by such entity. No Benefit Plan has any provision which could increase or accelerate benefits or any provision which could increase liability to the Company or the FBOs as a result of the transactions contemplated hereby, alone or together with any other event. To the best of Sellers' knowledge, no officer, director, agent or employee of the Company or the FBOs or any of their ERISA Affiliates has made any material oral or written representation which is inconsistent with the terms of any Benefit Plan.

            (j) Neither Company nor either FBO has any liability with respect to any Employee Welfare Benefit Plan or Employee Pension Benefit Plan maintained, administered or contributed to Merced or by any ERISA Affiliate of Merced other than the Company or an FBO.

            (k) All employees of the Company, the FBOs and LQA were permitted to participate in the Palm Springs Two LLC 401(k) Plan after completing three
      (3) months eligibility service without regard to actual hours of service or job classification.

      3.15 Compliance with Laws. The Company and each of the FBOs have complied, and the use and operation of the Facilities are in compliance, in all material respects, with all applicable Laws which affect the Businesses, and have timely filed with the proper authorities all material statements and reports required by the Laws to which the Businesses are subject. The Company and each of the FBOs hold all material permits, licenses, certificates, approvals, registrations, franchises, rights, qualifications and other authorizations of federal, state and local governments, agencies and regulatory authorities required for the conduct of the Businesses as operated to the date hereof (collectively, the "PERMITS"). SCHEDULE 3.15 sets forth a complete and accurate list of each Permit. Neither the Company nor either FBO (1) holds any Permit issued by the Federal Aviation Administration or by the U.S. Department of Transportation or (2) owns or leases aircraft or (3) operates aircraft for a third party under a management agreement or other similar arrangement. To the best of Sellers' knowledge, there is not pending or proposed any order, notice, rule, or directive, issued by any governmental authority against the Company or the FBOs, nor, to the best of Sellers' knowledge, is there now pending or threatened any legal or regulatory proceeding by any governmental authority which is likely to materially adversely affect the Businesses or assets of the FBOs or any Permit.

      3.16 Environmental Matters. Except as set forth in SCHEDULE 3.16, Sellers represent and warrant that:

            (a) To the best of Sellers' knowledge, each of the Company and the FBOs materially complies, and at all times during Sellers' ownership of the Membership Interests has been in material compliance, with applicable Environmental Laws;

            (b) None of Sellers, the Company nor either of the FBOs has received any written request for information, or has been notified that it is a potentially responsible party, under CERCLA or any similar state or local law with respect to any on-site or offsite location;

            (c) To the best of Sellers' knowledge, the Company and each of the respective FBOs has obtained all required material Environmental Permits relating to the respective Businesses, enabling the Businesses to operate as of the Closing Date in the ordinary course of business consistent with past practices;

            (d) None of Sellers, the Company nor either of the FBOs has received any notice, notification, demand, request for information, citation, summons, complaint or order and, to the best of Sellers' knowledge, there is no violation, claim, demand, litigation, proceeding or governmental investigation (whether pending or threatened) arising from applicable Environmental Laws by or against the Company or the FBOs. Neither the Company nor either FBO is subject to any judgment, decree, order, or consent agreement relating to compliance with any Environmental Laws, or the cleanup of Hazardous Materials under any Environmental Laws;

            (e) Sellers have delivered true, complete and correct copies of any reports, or other documents possessed by or in the control of Sellers, the Company or the FBOs pertaining to the environmental condition of the respective Facilities, Hazardous Materials on the respective Facilities and regarding the Company's and the respective FBOs' compliance with applicable Environmental Laws. Except for such reports or documents, at no time during Sellers' ownership of the Membership Interests has there been any material investigation, study, audit, test, review or other material analysis (including any Phase I environmental assessments) conducted by, for, or provided to Sellers, the Company or the FBOs in relation to the Businesses;

            (f) Except as set forth in SCHEDULE 3.16, to the best of Sellers' knowledge, neither of the Facilities contain any underground storage tanks. To the best of the Sellers' knowledge, except as set forth in
      SCHEDULE 3.16, there have been no material discharges, emissions, spilling, leaking, pouring, emptying, or other releases of Hazardous Materials which are or were reportable by Sellers, the Company or either FBO under any Environmental Laws; and

            (g) To the best of Sellers' knowledge, (i) the Report of Phase I Environmental Site Assessment Update prepared by SECOR International Incorporated with respect to NJC, dated April 19, 2002, is accurate and, except as set forth on SCHEDULE 3.16, includes an investigation and assessment of all parts of the NJC Facility; and (ii) the Report of Phase I Environmental Site Assessment Update prepared by Earth Systems Southwest with respect to PSP, dated April 15, 2002 and updated as of June 26, 2002, is accurate and, except as set forth on SCHEDULE 3.16, includes an investigation and assessment of all parts of the PSP Facility.

      3.17 Affiliate Transactions. No Affiliate of the Company or the FBOs, nor any member, manager, officer, director or equity holder of any thereof, is party to any agreement (other than the Company's and the FBOs' Charter Documents), or, to the best of Sellers' knowledge, any transaction or understanding, with the Company or either of the FBOs. Except as set forth on SCHEDULE 3.17, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Company or either of the FBOs to any entity or person other than Sellers in accordance with the terms of this Agreement.

      3.18 Intellectual Property Rights. SCHEDULE 3.18 lists all of the Intellectual Property owned or licensed by the Company and each of the FBOs and used in connection with their respective Businesses (the "COMPANY INTELLECTUAL PROPERTY"). To the best of Sellers' knowledge, use by Company and the respective FBOs of the Company Intellectual Property does not infringe any rights of any third party and no activity of any third party infringes upon the rights of the Company or the respective FBOs with respect to any of the Company Intellectual Property. To the best of Sellers' knowledge, no claims have been asserted by any entity or person with respect to challenging the ownership, validity, enforceability or use of the Company Intellectual Property, nor to the best of the Sellers' knowledge, is there any valid grounds for any such bona fide claims. To the extent the Company or either FBO uses any Intellectual Property owned by a third party, the Company and the FBOs, as applicable, have a license with such third party for the use of such Intellectual Property and, to the best of the Sellers' knowledge, is not in default under any such license.

      3.19 Bank Accounts; Powers of Attorney. SCHEDULE 3.19 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which each of the Company and the FBOs have an account or safe deposit or lock box and the names and identification of all persons authorized to draw on it or to have access to it as of the Closing Date. Except as set forth on SCHEDULE 3.19, none of the Company, the FBOs nor any of their managers or officers, has any power of attorney with respect to the Businesses outstanding.

      3.20 Fuel Volume Records. True and correct copies of the FBOs' fuel volume records and gross receipt statements as filed with the relevant airport authorities for the period from January 1, 2003 through July 31, 2004, reflecting the volume of fuel purchased by the FBOs, and revenues on which the FBOs paid a percentage fee, during such period are attached as SCHEDULE 3.20. Such statements accurately reflect the volume of fuel purchased and revenues earned by the FBOs during such period and were prepared in accordance with the FBOs' books and records.

                                   ARTICLE 4

                     BUYER'S REPRESENTATIONS AND WARRANTIES

      As an inducement to Sellers to enter into this Agreement, Buyer represents and warrants to Sellers that:

      4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

      4.2 Power and Authority. Buyer has full power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.

      4.3 Authorization; No Breach. The execution, delivery and performance of this Agreement has been, and the execution, delivery and performance of the Transaction Documents as of the Closing will have been, duly and validly authorized by Buyer, and this Agreement constitutes, and each of the Transaction Documents as of the Closing will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, reorganization and other similar laws and equitable principles relating to or limiting creditors' rights generally).

      4.4 Brokerage. No agent, broker, finder, or investment or commercial banker engaged by or on behalf of Buyer is or will be entitled to any brokerage commission, finders' fees or similar compensation from Sellers or any of their respective Affiliates as a result of this Agreement or any of the transactions contemplated herein.

      4.5 Litigation. There is no action, suit, proceeding, judgment or order pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer before any federal, state, municipal or other governmental court or agency which would have a material adverse effect on Buyer's performance under this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby.

      4.6 Buyer's Investment Representation. Buyer is acquiring the Membership Interests and the FBO Interests for Buyer's own account for investment purposes only and, except in connection with a potential Qualified IPO, not with a view to or for sale in connection with a distribution thereof. Buyer shall not sell the Membership Interests or the FBO Interests in a manner that violates any federal or state securities laws. Buyer acknowledges that none of the Membership Interests or FBO Interests will be registered under, and therefore will be "restricted securities" under, the Securities Act of 1933 as amended. Buyer is an "accredited investor" within the definition set forth in Rule 501(a) of the Securities Act of 1933, as amended.

                                   ARTICLE 5

                              PRE-CLOSING COVENANTS

      5.1 Affirmative Covenants. Prior to the Closing, Sellers shall cause the Company and the FBOs, as applicable, to:

            (a) use commercially reasonable efforts to obtain (i) all Ground Lease Consents and (ii) any other consents and approvals from any parties that may be necessary or reasonably requested by Buyer to consummate the transactions contemplated by this Agreement, including such consents and approvals that may be necessary as a result of the subsequent sale or transfer of Buyer or by Buyer of its rights under this Agreement to an Affiliate of Buyer;

            (b) conduct the Businesses only in the usual and ordinary course of business and consistent with past practices, including, without limitation, consistent with past practices in respect of managing working capital (including, without limitation, not accelerating the collection of receivables or deferring the payment of payables);

            (c) use commercially reasonable efforts to keep in full force and effect the Company's and the FBOs' respective corporate existence and all rights, franchises, Permits and Company Intellectual Property rights relating to or pertaining to the Businesses;

            (d) use commercially reasonable efforts to retain the Company's and the FBOs' respective employees and preserve the Company's and the FBOs' respective present business relationships;

            (e) use commercially reasonable efforts to maintain the Personal Property in customary repair, order and condition and in the event of any casualty, loss or damage to any of the Personal Property prior to Closing, use commercially reasonable efforts to either repair or replace such assets with assets of comparable quality or transfer to Buyer at Closing the proceeds of any insurance recovery with respect thereto;

            (f) maintain the Company's and the FBOs' respective books, accounts and records in accordance with past custom and practice as applied by Sellers, the Company and the FBOs, as applicable, on a consistent basis;

            (g) use commercially reasonable efforts to maintain all Insurance Policies; and

            (h) use commercially reasonable efforts not to be in material default under any Material Contract, Lease or Permit and to cure any such material default.

      5.2 Schedules. The schedules are attached to this Agreement as of execution of this Agreement. On or prior to two (2) Business Days before the Closing Date, Sellers will provide to Buyer a complete set of the schedules provided for in this Agreement, updated and revised as necessary from those schedules attached as of execution of this Agreement. Notwithstanding the foregoing, Sellers shall, as soon as reasonably practicable, give Buyer written notice of the existence or occurrence of any condition which would make any representation or warranty made by Sellers contained herein untrue as of the date of this Agreement or any subsequent date as if made on and as of such subsequent date (except for those representations and warranties which address matters only as of a particular date) or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. No such written notification (or updated or revised disclosure schedule) related to the existence or occurrence of any condition which would make any representation or warranty made by Sellers contained herein untrue as of the date of this Agreement shall (i) be deemed to cure any breach of any representation or warranty resulting from such condition or (ii) constitute a waiver by Buyer of any condition set forth in this Agreement, unless, in either case, Buyer specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification (or updated or revised disclosure schedule). No such written notification related to the occurrence of any condition arising after the date of this Agreement shall result in any adjustment in the Purchase Price or give Buyer any right to claim damages under this Agreement or to terminate this Agreement unless the condition or conditions reported in such written notification (or updated or revised disclosure schedule) constitute, or are reasonably likely to result in, a Material Adverse Change. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not be obligated to consummate the Closing if a revised or updated schedule, disclosing a matter existing on or prior to the date of this Agreement, is necessary to make a representation or warranty true and correct in all material respects as of the date of this Agreement, and such schedule is not accepted by the Buyer.

      5.3 Purchase Price Allocation. Buyer and Sellers shall cooperate to determine (in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code) the allocation of the Purchase Price and the liabilities of the Company and the FBOs (plus other relevant items) among the assets of the Company and the FBOs as of the Closing Date.

Such allocation of the Purchase Price shall be made in a manner consistent with the fair market values of such assets as are set forth on SCHEDULE 5.3, to be attached to this Agreement before Closing. Each of the Parties will file (and cause their respective Affiliates to file) all Tax Returns (including amended returns and claims for refund) and information reports (including without limitation the IRS Form 8594 and any disclosures that are required under Section 1060 of the Code) in a manner consistent with such allocation. Neither Buyer nor Sellers shall take (or permit any of their respective Affiliates to take) any position that is inconsistent with such allocation except as otherwise may be required by law.

      5.4 Access. Prior to Closing, Sellers will (a) during ordinary business hours and in a commercially reasonable manner, permit Buyer and its authorized representatives to have access to each of the Facilities and their respective books, records and key personnel, (b) furnish, as soon as reasonably practicable, to Buyer or its authorized representatives such other information in Sellers' possession with respect to the Company and the FBOs as Buyer may from time to time reasonably request, and (c) otherwise reasonably cooperate in the examination of the Company and the FBOs by Buyer. No investigation or receipt of information by Buyer pursuant to this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Sellers under this Agreement or the conditions to the obligations of Buyer under this Agreement.

      5.5 Negative Covenants. From the Effective Date to the Closing Date, Sellers shall not permit the Company or the FBOs to, and Sellers shall not, with respect to the Company or the FBOs, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed:

            (a) transfer, sell or distribute any material assets other than LQA;

            (b) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness of any other person;

            (c) incur or agree to incur any material obligation or liability, or make any material capital expenditures that are inconsistent with the 2004 budgets of the FBOs as provided to Buyer on or before the date hereof, or commitments with respect thereto;

            (d) make any loans, or investments in, any other person or entity;

            (e) pledge or otherwise mortgage any material assets or allow any Encumbrance thereupon;

            (f) terminate, amend or fail to renew any Permits other than in the ordinary course of business and with prior notice to Buyer;

            (g) terminate, amend or fail to renew any Insurance Policies other than in the ordinary course of business and with prior notice to Buyer;

            (h) materially amend, modify or terminate any Material Contract; provided, that, the foregoing shall not preclude the Company or either FBO from amending or modifying any Material Contract without Buyer's prior written consent, so long as such amendment or modification (i) is in the ordinary course of business, (ii) is not adverse to the Company or either FBO and (iii) Sellers provide Buyer with prompt written notice of such amendment or modification. Notwithstanding anything to the contrary, prior to the Closing, Company may transfer all or a portion of the debt owing under the Phegley Note, the Foster Note and the Merced Note attributable to LQA to the entity to which the Company transfers LQA or 100% of LQA's membership interests; provided, however, such transfer of debt includes a full release of the debt obligations of the Company and the FBOs with respect to such transferred debt;

            (i) increase the compensation, benefits or other remuneration of any of the Businesses' current officers (other than Affeldt) or key employees, other than payment by Sellers at Closing of transaction bonuses, or enter into any employment or consulting contract or arrangement with any person which is not terminable at will, without penalty or continuing obligation;

            (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or either of the FBOs;

            (k) alter through merger, liquidation, reorganization, restructuring or any other fashion the ownership of the Membership Interests by Sellers;

            (l) except as expressly contemplated in this Agreement, take any action or permit to occur any event described in Section 3.7;

            (m) knowingly take any action or omit to take any action which will result in a violation of any applicable Law or cause a breach of any Material Contract, Lease, Permit or representation or warranty set forth in Article 3;

            (n) bill for goods or services, or take any action to collect any accounts receivable, or run down inventory, in any case outside the ordinary course of business or inconsistent with past practices, or defer payment of any accounts payable for a period inconsistent with past practices; or

            (o) enter into any agreement, or otherwise commit, to do any of the foregoing.

      5.6 Covenants related to Benefit Plans. Prior to the Closing Date, Sellers shall: (i) cause the Palm Springs FBO Two LLC 401(k) Plan (the "401(K) PLAN") to be amended to provide that the Company is the employer sponsoring the 401(k) Plan and to exclude employees of all entities other than the Company and the FBOs from participation thereunder, (ii) cause the accounts of all current and former employees of LQA who are not currently employed by the Company or an FBO to be spun-off, in a transaction described in Code Section 414(l), to another 401(k) plan not to be maintained by the Company or an FBO for their benefit,
(iii) cause the Company to adopt a cafeteria plan for the benefit of its and the FBOs' employees, and (iv) ensure that the transfer of the membership interests of LQA from the Company to other Persons pursuant to the terms of this Agreement and the corresponding cessation of the LQA employees' participation in the group health plan(s) maintained by the Company will not constitute a

"qualifying event" (as defined in Section 4980B(f)(3) of the Code) for any LQA employee with respect to such plan(s).

      5.7 No Shop. From the Effective Date through the Closing, Sellers shall not sell or otherwise transfer any of the Membership Interests to any other person, and none of Sellers, the Company or the FBOs, or any of their respective Affiliates, officers, manager, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any person or group of persons (other than Buyer) concerning any acquisition of an equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets (other than in the ordinary course of business and as specifically permitted pursuant to this Agreement) of the Company or either FBO, or any disposition of any of the Membership Interests or FBO Interests (other than pursuant to the transactions contemplated by this Agreement), or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing.

      5.8 Additional Covenant of Merced. Merced covenants and agrees that, for a period of eighteen (18) months from the Effective Time, Merced will not dissolve, liquidate or otherwise distribute substantially all of its assets without creating and maintaining a reserve fund adequate to satisfy in full its indemnity obligations pursuant to Section 9.1 of this Agreement; provided, however, Merced shall not be obligated to maintain such reserve fund, if Merced provides to Buyer a guaranty in form reasonably satisfactory to Buyer of such indemnification obligations executed by a financially viable person or entity reasonably satisfactory to Buyer.

                                    ARTICLE 6

                           CLOSING CONDITIONS - BUYER

      6.1 Conditions to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

            (a) The representations and warranties set forth in Article 3 and the information set forth in the schedules to this Agreement (as such schedules may have been revised and updated between the Effective Date and the Closing Date and accepted by Buyer, if applicable, pursuant to Section 5.2) shall be materially true and correct as of the Closing Date as though made on the Closing Date, and Sellers shall have delivered to Buyer a certificate to that effect;

            (b) Sellers shall have performed or complied with all of the covenants and agreements required under this Agreement, and Sellers shall have delivered to Buyer a certificate to that effect;

            (c) No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions;

            (d) Sellers shall have executed and delivered to Buyer original or facsimile counterparts of each Transaction Document to which it is a party (in accordance with the provision in Section 8.1 permitting the use of facsimile copies);

            (e) The governmental approvals and consents by third parties set forth on Schedule 6.1(e) shall have been obtained and no such approval or consent shall have been conditioned upon the modification in any material respect, cancellation or termination of any Material Contract, Lease or Permit or shall impose on Buyer, the Company or the FBOs any material condition, provision, fee or requirement not presently imposed upon the Company or the FBOs or any condition, provision or requirement that would be materially more restrictive after the Closing than the conditions, provisions and requirements presently imposed on the Company or the FBOs, as the case may be; provided, however, that if the Federal Communications Commission consents set forth on such Schedule 6.1(e) have not been obtained within 60 days after the Effective Date, such consents shall no longer be considered to be a condition to closing under this Agreement;

            (f) Buyer shall have received reasonable confirmation from Sellers of the absence of any and all deeds of trust, assignments of rents, security agreements, Uniform Commercial Code filings (including, but not limited to, the termination of Financing Statement No. 9928660657 set forth on Schedule 3.8(d), but excluding any such filings relating to any other Encumbrances of Personal Property set forth on Schedule 3.8(d)) and fixture filings affecting the Company or either of the FBOs or their respective Facilities or Businesses;

            (g) Sellers shall have delivered an opinion of counsel, dated as of the Closing Date and addressed to Buyer, substantially in the form set forth as EXHIBIT "C", with respect to (i) the due authorization, execution, delivery and enforceability of this Agreement as to Merced and
      (ii) no conflicts between Sellers' obligations under this Agreement and Merced's Charter Documents;

            (h) Buyer shall have received the resignation of Affeldt as an officer of the Company and each of the FBOs;

            (i) Each of the Sellers shall have delivered to Buyer a tax certificate complying with Treas. Reg. Section 1.1445-2(b)(2) stating that such Seller is not a "foreign person" within the meaning of Section 1445 of the Code;

            (j) Buyer shall have received (i) good standing certificates and foreign qualification certificates, if any, for Merced, the Company and each FBO, (ii) copies of the Charter Documents of each Company and each FBO, and (iii) resolutions or instruments of Merced authorizing the execution, delivery and performance by Merced of this Agreement and the transactions contemplated by this Agreement, and an incumbency certificate evidencing the authority and specimen signature of each authorized person of Merced executing this Agreement and any other certificate provided pursuant to this

      Section 6.1, each in form and substance reasonably satisfactory to Buyer and certified by an authorized person of Sellers or Merced alone, as appropriate, as of the Closing Date. Such certification shall state that such Charter Documents and resolutions (or other authorizing actions or instruments) have not been amended, modified, revoked or rescinded and are in full force and effect on and as of the Closing Date and that all company proceedings required to be taken on the part of the Sellers, the Company and the FBOs, if any, in connection with the transactions contemplated by this Agreement have been duly authorized and taken;

            (k) Company shall have sold, transferred, distributed or otherwise disposed of LQA or 100% of the membership interests of LQA and Buyer shall have received documentation, in form and substance reasonably satisfactory to Buyer, providing for the sale, transfer, distribution or other disposition of LQA or 100% of the membership interests of LQA prior to the Closing, on terms and conditions that do not impose on Buyer, the Company or the FBOs any condition, provision, limitation, obligation, liability (whether matured or unmatured) or requirement and such documentation shall include an unconditional release by the assignee, transferee or distributee of any and all claims, losses, damages, causes of actions or charges against the Company and the FBOs with respect to the LQA business or arising from, related to, or in connection with such sale, transfer, distribution or other disposition of LQA or the membership interests of LQA, as applicable.

            (l) PSP's Franchise Agreement with Million Air Interlink, Inc. dated as of November 1, 1999, shall have been terminated at Sellers' sole cost and expense, on terms and conditions that do not impose on Buyer, the Company or the FBOs any continuing conditions, limitations or obligations;

            (m) Sellers shall have delivered to Buyer three (3) business days prior to the Closing Date, a written statement setting forth the principal amount and the accrued interest owing under the Merced Note, the Phegley Note and the Foster Note, duly executed by each Seller;

            (n) Buyer shall have agreed with Sellers upon (i) the amount of the Base Net Working Capital against which the Net Working Capital of the FBOs as of the Effective Time will be measured to determine any adjustment to the Purchase Price and (ii) the principles, specifications and methodologies for determining Net Working Capital and Base Net Working Capital; and

            (o) There has not been any Material Adverse Change.

      6.2 Limitations on Conditions.

            (a) Notwithstanding anything to the contrary in Section 6.1, Buyer acknowledges and agrees that none of the following will be conditions precedent to Buyer's obligations to consummate the transactions contemplated by this Agreement: (i) any revisions to any of the terms of either of the Ground Leases, (ii) availability of, or availability of any particular form of, financing to fund the Purchase Price or future operations of the FBOs, (iii) any consent from the County of Orange or the City of Palm Springs not provided in, or specifically excluded from, the definition of Ground Lease Consents, (iv) the occurrence, failure to occur or any delay of a Qualified IPO, and (v) any other condition, action or event not expressly set forth in Section 6.1.

            (b) Any conditions specified in Section 6.1 may be waived by Buyer in writing.


                                   ARTICLE 7

                          CLOSING CONDITIONS - SELLERS

      7.1 Conditions to Closing. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

            (a) Buyer shall have delivered the Purchase Price to Sellers in accordance with the terms of this Agreement;

            (b) The representations and warranties set forth in Article 4 shall be materially true and correct as of the Closing Date as though made on the Closing Date, and Buyer shall have delivered to Sellers a certificate to that effect;

            (c) Buyer shall have performed or complied with all of the covenants and agreements required under this Agreement, and Buyer shall have delivered to Sellers a certificate to that effect;

            (d) No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions;

            (e) Buyer shall have executed and delivered to Sellers original or facsimile counterparts of each Transaction Document to which it is a party (in accordance with the provision in Section 8.1 permitting the use of facsimile copies);

            (f) None of the Ground Leases Consents shall provide for, or be conditioned on, the retention, guaranty or assumption by any of Sellers or their respective Affiliates, after Closing, of any obligations or liabilities with respect to either of the Ground Leases;

            (g) Buyer shall have delivered an opinion of counsel, dated as of the Closing Date and addressed to Sellers, substantially in the form set forth as EXHIBIT "D", with respect to (i) the due authorization, execution, delivery and enforceability of this Agreement as to Buyer and
      (ii) no conflicts between Buyer's obligations under this Agreement and Buyer's Charter Documents; and

            (h) Sellers shall have agreed with Buyer upon (i) the amount of the Base Net Working Capital against which the Net Working Capital of the FBOs as of the Effective Time will be measured to determine any adjustment to the Purchase Price and (ii) the principles, specifications and methodologies for determining Net Working Capital and Base Net Working Capital; and

            (i) Sellers shall have received a good standing certificate and a copy of the Charter Documents and resolutions of the Board of Directors (or other authorizing actions or instruments) and the stockholders, if necessary, of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated by this Agreement, and an incumbency certificate evidencing the authority and specimen signature of each officer of Buyer executing this Agreement and any other certificate provided pursuant to this Section 7.1, each in form and substance reasonably satisfactory to Sellers and certified by the secretary or an assistant secretary of Buyer (or another responsible officer of Buyer) as of the Closing Date. Such certification shall state that such Charter Documents and resolutions (or other authorizing actions or instruments) have not been amended, modified, revoked or rescinded and are in full force and effect on and as of the Closing Date and that all corporate proceedings required to be taken on the part of the Buyer in connection with the transactions contemplated by this Agreement have been duly authorized and taken.

      Any condition specified in this Section 7.1 may be waived by Sellers in writing.

                                   ARTICLE 8

                                 CLOSING MATTERS

      8.1 The Closing. The closing of the transactions contemplated in this Agreement (the "CLOSING") will take place at the offices of O'Melveny & Myers LLP in Los Angeles, California at 10:00 a.m. (local time), or at such other place as Buyer and Sellers may mutually agree, on a Business Day selected by Buyer and Sellers that is no sooner than three (3) days and no later than five
(5) days after the day on which the last of the conditions to Closing set forth in Section 6.1 and Section 7.1 (other than those conditions which are only capable of being satisfied contemporaneous with the Closing) have been satisfied or waived (the "CLOSING DATE"). The Parties agree that signature pages of documents required to be delivered at the Closing may be delivered by facsimile, provided that originally executed documents must be sent via overnight courier immediately thereafter. The Closing will be effective as of 12:01 a.m. on the Closing Date (the "EFFECTIVE TIME").

      8.2 Action to Be Taken at the Closing; Payment of Purchase Price. The sale and delivery of the Membership Interests and the payment of the Purchase Price shall take place at the Closing. The Purchase Price shall be paid by wire transfer of immediately available funds in accordance with wiring instructions delivered by each of Sellers to Buyer before the Closing Date, as follows:

            (a) to Merced an amount in full satisfaction of all outstanding principal and interest owed under that certain Amended and Restated Promissory Note, dated March 31, 2003, made by the Company in favor of Merced (the "MERCED NOTE");

            (b) to Foster an amount in full satisfaction of all outstanding principal and interest owed under that certain Promissory Note, dated March 31, 2003, made by the Company in favor of Foster (the "FOSTER NOTE"); and

            (c) to Phegley an amount in full satisfaction of all outstanding principal and interest owed under that certain Promissory Note, dated March 31, 2003, made by the Company in favor of Phegley (the "PHEGLEY NOTE"; the obligations under the Merced Note, Foster Note and Phegley Note to be satisfied in full at the Closing are referred to collectively as the "MEMBER DEBT"); and

            (d) the balance of the Purchase Price, to each of the Sellers in the percentages set forth opposite each Seller's name on SCHEDULE 8.2.

      8.3 Closing Documents.

            (a) Each of the Sellers shall deliver to Buyer at the Closing the following items and documents (collectively, the "TRANSACTION DOCUMENTS"), duly executed by each Seller where necessary to make them effective:

                  (i) Assignments of Limited Liability Company Membership
            Interests, each in the form attached hereto as EXHIBIT "B";

                  (ii) the original Merced Note, original Foster Note and
            original Phegley Note, each marked "paid in full and cancelled";

                  (iii) a certificate dated the Closing Date, signed by Foster,
            Phegley and by an authorized person on Merced's behalf, as applicable, to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied;

                  (iv) a certificate(s) dated the Closing Date, signed by
            Foster, Phegley and by an authorized person on Merced's behalf, as applicable, in accordance with Section 6.1(j); and

                  (v) such instruments of assumption and other documents or
            instruments as Buyer reasonably may request to effect the transaction contemplated hereby, including a release from each of the Sellers in the form attached hereto as EXHIBIT "E".

            (b) In addition to paying the Purchase Price in accordance with
      Section 8.2, Buyer shall deliver to Sellers at the Closing the following items and documents, duly executed by Buyer where necessary to make them effective:

                  (i) Assignments of Limited Liability Company Membership
            Interests, each in the form attached hereto as EXHIBIT "B";

                  (ii) a certificate dated the Closing Date, signed on its behalf by an authorized officer, to the effect that the conditions set forth in Sections 7.1(b) and (c) have been satisfied;

                  (iii) a certificate dated the Closing Date, signed on its
            behalf by an authorized officer, in accordance with Section 7.1(h); and

                  (iv) such instruments of assumption and other documents or instruments as Sellers reasonably may request to effect the transaction contemplated hereby.

                                   ARTICLE 9

                                INDEMNIFICATION

      9.1 Indemnification by Merced. Subject to the limitations set forth in this Article 9, Merced agrees to indemnify Buyer, the Company and the FBOs, and their respective stockholders, officers, directors, employees, Affiliates and agents (collectively, the "BUYER INDEMNIFIED PARTIES") and hold them harmless against any Losses which any of the Buyer Indemnified Parties may suffer, sustain or become subject to as a result of or arising from:

            (a) any inaccuracy in any of the representations or breach of any of the warranties of Sellers contained in this Agreement or in any exhibits, schedules delivered by or on behalf of Sellers, certificates or other documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement;

            (b) any breach of, or failure to perform, any agreement or covenant of Sellers contained in this Agreement;

            (c) any Claims against any of Buyer Indemnified Parties arising out of the actions or inactions of Sellers, the Company or the FBOs prior to the Closing with respect to the Membership Interests or the operation of the Businesses prior to the Closing to the extent that any such actions or inactions are determined by a court or neutral arbitrator to be contrary to Law;

            (d) (i) Taxes paid by Buyer, the Company or the FBOs in respect of the Company or the FBOs after the Closing Date which are allocable to periods or portions thereof ending before the Closing Date, to the extent that such Taxes exceed the amount of such Taxes reflected as current liabilities in the Closing Balance Sheet as adjusted by the final Net Working Capital adjustment pursuant to Section 2.3; or (ii) LQA; and

            (e) any action, suit, proceeding, judgment, order or governmental investigation in which any of the Sellers, the Company or the FBOs were named as a party thereto prior to the Closing Date.

      9.2 Indemnification by Buyer. Subject to the limitations set forth in this Article 9, Buyer agrees to indemnify Sellers and, as applicable, their respective members, manager, officers, directors, employees, Affiliates and agents (collectively, the "SELLER INDEMNIFIED

PARTIES"), and hold them harmless against any Losses which any of Seller Indemnified Parties may suffer, sustain or become subject to as a result of or arising from (a) any inaccuracy in any of the representations or breaches of any of the warranties of Buyer contained in this Agreement, (b) any breach of, or failure to perform, any agreement or covenant of Buyer contained in this Agreement, (c) any Claims of the type described on Schedule 9.2(c); and (d) any Claims of the type described on Schedule 9.2(d); provided, that, in no event shall (x) Buyer be liable to the Seller Indemnified Parties for any Losses that arise from material inaccuracies in, or material omissions from, the Financial Statements attached to Schedule 3.6, and (y) the foregoing be deemed (i) to impose on Buyer any liability for any Losses for which Merced has an indemnification obligation under Section 9.1 or (ii) to otherwise limit Merced's indemnification obligations under Section 9.1.

      9.3   Method of Asserting Claims.

            (a) In the event that any of the Indemnified Parties is made a defendant in or party to any Claim, the Indemnified Party shall give the Indemnifying Party written notice thereof within 30 days of its knowledge of the same. The failure to give such timely notice shall not affect any Indemnified Party's right to indemnification unless (and then only to the extent that) such failure or delay has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim; provided, however, that an Indemnifying Party shall under no circumstances be responsible for the legal expenses incurred by an Indemnified Party in responding to a Claim prior to the date of delivery of the Indemnified Party's notice thereof to the Indemnifying Party. The Indemnifying Party shall be entitled to contest and defend such Claim provided it diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within fifteen (15) Business Days after the Indemnified Party's notice of such Claim (but, in all events, at least five (5) Business Days prior to the date that an answer to such Claim is due to be filed taking into account any extensions to file a responsive pleading obtained by either Party). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party at its sole cost and expense; provided, however, that if requested by the Indemnifying Party, the Indemnified Party will, at the reasonable cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss), to participate in such contest and defense and to be represented by attorneys of its or their own choosing; provided, however, that if the Indemnifying Party does not or ceases to conduct the defense of such Claim actively and diligently, (i) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement with respect to, such Claim, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such Claim, including reasonable attorneys' fees and expenses and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such Claim to the full extent provided in this Section. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Indemnified Party shall be entitled to contest, defend and settle such Claim in such manner and on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment (subject to the prior written consent of the Indemnifying Party in the case of a settlement, which consent shall not be unreasonably withheld, conditioned or delayed) and, on an ongoing basis, all reasonable costs and expenses of the Indemnified Party with respect thereto including interest from the date such costs and expenses were incurred. If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Claim seeks relief which (i) may result in criminal proceedings or (ii) could reasonably be expected to have a material adverse effect on any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Claim at the sole cost and expense of the Indemnifying Party. Notwithstanding anything to the contrary in this Section, if the named parties to any action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in a written opinion by counsel (which written advice shall be provided to the Indemnifying Party) that a conflict of interest would exist or is likely to arise in the conduct of such action or proceeding if the Indemnifying Party and the Indemnified Party are represented by joint counsel, then the Indemnified Party may elect to retain separate counsel of its own choosing, with the Indemnifying Party to bear the reasonable cost and expense of such counsel.

            (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Indemnified Party shall deliver a notice of such claim within 90 days of its knowledge of such claim to the Indemnifying Party; provided, that, without limiting the generality of Section 9.5, the failure to give notice timely shall not affect any Indemnified Party's right to indemnification unless (and then only to the extent that) such failure or delay materially and adversely affects the Indemnifying Party's rights. Included in such written notice will be a statement of the amount of the Loss, a brief explanation of the Loss, and instructions for payment by certified or bank cashier's check or by wire transfer of immediately available funds. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice, the Loss in the amount specified in the Indemnified Party's notice shall be deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

      9.4   Limits on Indemnification.

            (a) With respect to any claims arising under Section 9.1 (other than Section 9.1(d) and (e)), an Indemnified Party shall not be entitled to indemnification until the aggregate Losses suffered by the Indemnified Party exceed $500,000.00 (the "THRESHOLD"), whereupon Merced shall be liable to indemnify the Indemnified Party under this Article 9 for all Losses incurred to the first dollar; provided, however, that such Threshold shall not apply to any claims arising under Section 9.1(a) that are a result of a breach by Sellers of any representations in Section 3.4(b) (regarding no undisclosed debt), Section 3.5 (regarding ownership of Membership or FBO Interests), Section 3.9 (regarding Taxes) and Section
      3.14 (regarding employee benefit plans), or based on fraud, willful misconduct or intentional misrepresentation.

            (b) For purposes of this Article 9, in computing individual or aggregate amount of claims, the amount of any insurance proceeds and any indemnity, contribution or similar payment actually received by the Indemnified Party from any third party with respect thereof, shall be deducted from each such claim. Each Indemnified Party shall use commercially reasonable efforts to pursue all of its remedies against applicable insurers, indemnitors and contributors.

            (c) The maximum aggregate liability of Merced to indemnify the Buyer Indemnified Parties under this Article 9 shall be $7,500,000.00 (the "CAP"); provided, however, that, the Cap shall not apply and Merced's maximum aggregate liability to indemnify the Buyer Indemnified Parties under this Article 9 shall be an amount equal to the Purchase Price, with respect to any claims arising under Section 9.1(a) that are a result of a breach by Sellers of any representations in Sections 3.1, 3.2, 3.3, 3.4(b), 3.5, 3.8(d) or 3.9, any claims arising under Section 9.1(d), and any claims based on fraud, willful misconduct or intentional misrepresentation.

            (d) Prior to a Qualified IPO, the maximum aggregate liability of Buyer to indemnify the Seller Indemnified Parties under this Article 9 shall be $53,350,000. Immediately upon and thereafter there shall be no limit on Buyer's maximum aggregate liability to indemnify the Seller Indemnified Parties under this Article 9.

            (e) Notwithstanding anything to the contrary in this Section 9.4, in no event shall the aggregate liability of Sellers under this Agreement and in connection with the transactions contemplated hereby exceed a total amount equal to the Purchase Price.

            (f) This Article 9 shall be the sole and exclusive remedy of Sellers and Buyer for breaches of representations, warranties, covenants and obligations under this Agreement, except as otherwise specifically provided herein. For purposes of calculating the magnitude of any Loss incurred by a Party arising out of or resulting from any breach of a representation, warranty, covenant or agreement by another Party, any references to materiality qualifications shall not be taken into account; provided, however, Losses that are associated with events or occurrences that do not individually breach such representation, warranty, covenant or agreement (when read to include such materiality qualifications), shall not be included in the calculation of such Losses.

      9.5   Survival.

            (a) The right of Buyer or Sellers to initiate any action for breach of any representation, warranty, covenant or obligation contained in this Agreement and to demand and receive any indemnification in respect thereof or otherwise pursuant to this Article 9 shall survive the Closing and terminate and expire eighteen (18) months after the Closing Date (the "EXPIRATION DATE"), except as provided in Section 9.5(b) or Section 9.5(c). If a claim for indemnification is made in good faith by the aggrieved Party against the other Party and notice of such claim is provided to such other Party in writing prior to the Expiration Date (which notice shall describe in reasonable detail the basis of such claim), the rights of the aggrieved Party under this Article 9 shall survive the Expiration Date with respect to such claim until such claim has been finally resolved. If a Party fails to provide written notice to the other Party of an alleged breach of any representation, warranty, covenant or obligation contained in this Agreement prior to the Expiration Date, the facts and circumstances on which such alleged breach is founded shall be deemed for all purposes not to be a breach or a proper basis for any claim whatsoever with respect to such representation, warranty, covenant or obligation.

            (b) Notwithstanding the terms of Section 9.5(a), the following provisions, and the indemnification obligations under Section 9.1 with respect to breaches thereof, shall not terminate and expire on but shall survive the Expiration Date until, 60 days after the expiration of the longest relevant federal or state statute of limitations period with respect to the matters addressed in such provisions, or two years after the Closing Date, whichever is longer: Sections 3.1, 3.2, 3.3, 3.5, 3.8(d), 3.9 and 3.14.

            (c) Notwithstanding the terms of Section 9.5(a), Buyer's obligation to indemnify the Seller Indemnified Parties under this Article 9 with respect to any claims arising under Section 9.2(d) shall survive the Expiration Date until the fifth (5th) anniversary of the Closing Date, and, with respect to any claims arising under Section 9.2(c) shall not terminate and expire on but shall survive the Expiration Date until, 60 days after the expiration of the longest relevant federal or state statute of limitations period with respect to such matters, or two years after the Closing Date, whichever is longer.

      9.6 Exclusive Remedy. Except for claims involving fraud, willful misconduct or intentional misrepresentation, upon and following the Closing, the exclusive remedy for Buyer under this Agreement shall be the indemnification obligations of Sellers as set forth in this Article 9, and this Article 9 shall be deemed to preclude or otherwise limit the exercise of any other rights or pursuit of other remedies (in law or equity) by Buyer against Sellers and its Affiliates for the breach of this Agreement or with respect to any misrepresentation by Sellers.

      9.7 Offset. If any matter as to which an Indemnified Party may be able to assert a claim hereunder is pending or unresolved at the time any payment, other than the Purchase Price, is due from one Party to the other, such Indemnified Party shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold or cause to be withheld from such payment an amount or value equal to the amount of the claim (provided it has been or is then asserted in writing against the applicable Party in accordance with the provisions of this Article 9) until such matters are resolved. If it is finally determined that such claims are covered by this Article, the amount of such claims may be offset against the retained payments and the remainder, if any, shall be delivered to the applicable Party.

                                  ARTICLE 10

                                  TERMINATION

      10.1  Termination.

            (a)   This Agreement may be terminated at any time prior to the
      Closing:

                  (i)   by mutual written consent of Buyer and Sellers; or

                  (ii) by either Buyer or Sellers if the other Party is in material breach of any representation, warranty or covenant set forth in this Agreement and such breach, if capable of cure, is not cured within 30 days after written notice thereof to such other Party.

            (b) If the Closing has not occurred prior to December 31, 2004, this Agreement will automatically terminate at 5:00 p.m. Eastern Standard Time on such date, unless otherwise agreed in writing by the Parties.

      10.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Sellers or Buyer except as otherwise expressly stated herein; provided, however, that this Section 10.2 shall not release (a) any Party from liability resulting from a breach by such Party under this Agreement, or (b) any Party from its obligations under Article 9 and Sections 11.1, 11.2, 11.4, 11.7, 11.8, 11.10, 12.2, 12.3, 12.6 and 12.10.

                                   ARTICLE 11

                             ADDITIONAL AGREEMENTS

      11.1 Press Release and Announcements. Except to the extent required by law, in which case prior notice shall be given to the other Party, no press release related to this Agreement or the transaction contemplated hereby, or other announcements to the employees, customers or suppliers of the Company or either of the FBOs, shall be issued prior to the Closing without the joint approval of Buyer and the Sellers' Representative, which approval will not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, Buyer further agrees not to, directly or indirectly, contact, correspond with, or make any announcement to the County of Orange or the City of Palm Springs without Sellers' express, prior written consent to each such contact or piece of correspondence, which consent will not to be unreasonably withheld, conditioned or delayed.

      11.2 Confidentiality. Buyer and Sellers acknowledge the continued effectiveness of that certain Confidentiality Agreement entered into by each of them as of March 11, 2004, as may be modified from time to time by written consent (the "CONFIDENTIALITY AGREEMENT"). In addition to and notwithstanding anything to the contrary in the Confidentiality Agreement, prior to the Closing, Buyer shall not disclose any financial or other information regarding the Company or either FBO without Sellers' express, prior written consent as to the exact content, form, location and extent of each such disclosure, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, but subject to Section 11.10 hereof, Buyer and its Affiliates shall have the right to use and disclose in Qualified IPO Disclosure, in such form as they reasonably determine, the following information (which information shall not be subject to the Confidentiality Agreement to the extent used and disclosed pursuant to this Section 11.2): (i) the Financial Statements attached to SCHEDULE 3.6, (ii) the material terms of the Ground Leases (including any additional provisions of such Ground Leases to the extent required by the Securities and Exchange Commission, which shall be deemed to be "material"), (iii) the terms of this Agreement and (iv) the information regarding the Company or either FBO set forth in the statements prepared by Buyer and attached to SCHEDULE 11.2; provided, however, that Buyer shall likewise disclose that the content of any description of the Businesses included in Buyer's (or its Affiliates') disclosure related to the Qualified IPO has been prepared by and is the responsibility of Buyer and its Affiliates, and Buyer shall not remove this additional disclosure from the disclosure related to the Qualified IPO unless required to do so by applicable Law or unless the Sellers consent to such removal (which consent shall not be unreasonably withheld).

      11.3 Remittances. All remittances, mail and other communications relating to the Company or the FBOs received by Sellers at any time after the Closing Date shall be immediately turned over to Buyer.

      11.4 Cooperation to Obtain Consents. From the date of this Agreement through the Closing Date, the Parties shall consult and cooperate with each other and use commercially reasonable efforts to (a) obtain all required governmental and third party consents, including, without limitation, the Ground Lease Consents, it being understood that Buyer shall promptly provide such financial statements and other information requested by the landlords or their advisors in connection with seeking the Ground Lease Consent, (b) make any required filings or submissions with governmental authorities, and (c) cause the conditions precedent to Closing set forth in Section 6.1 and Section 7.1 to be satisfied, all as may be necessary for the consummation of the Closing and the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that the Closing does not occur as a result of a failure to obtain any Ground Lease Consent, (i) the Seller shall have no liability whatsoever for such failure to obtain such Ground Lease Consent so long as the Seller did not otherwise commit a breach of any of its obligations under this Agreement that could reasonably be considered to have contributed to such failure and (ii) if the Sellers used commercially reasonable efforts to seek the Ground Lease Consents and such Ground Lease Consents were not obtained because of the request for approval of Buyer's possible subsequent sale or transfer of its interests under this Agreement to an Affiliate of Buyer, Buyer shall reimburse the Sellers for all out-of-pocket expenses incurred in connection with seeking such Ground Lease Consents (including attorney fees) up to a maximum of $225,000.

      11.5  Tax Matters.

            (a) Sellers, Buyer, the Company and the FBOs shall, unless prohibited by applicable law, cause the taxable period of the Company and the FBOs to end as of the date preceding the Closing Date. For purposes of this Agreement, Taxes incurred by the Company or the FBOs with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the date preceding the Closing Date (a) except as provided in (b) and (c) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (b) except as provided in
      (c) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring before the Closing Date compared to the total number of days in such taxable period, and (c) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the date preceding the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the date preceding the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company and the FBOs.

            (b) Sellers shall prepare all Tax Returns for taxable periods ending on or prior to the Closing Date. After the Closing, Sellers shall, and shall cause its Affiliates to, cooperate fully with Buyer in the preparation of all Tax Returns relating to periods beginning before, but ending after, the Closing Date and shall provide or cause to be provided to Buyer, at Buyer's sole cost and expense, any records and other information reasonably requested by Buyer in connection therewith as well as reasonable access to, and the reasonable cooperation of, Sellers' accountant. Sellers shall be responsible for and shall have the right to control any Tax investigation, audit or other proceeding related to either of the Company and the FBOs for periods ending on or prior to the Closing Date. Sellers shall use commercially reasonable efforts to resolve any such Tax investigation, audit or other proceeding. Buyer, the Company and/or the FBOs shall provide Sellers with any information or correspondence provided to Buyer, the Company and/or the FBOs by any taxing authority with respect to any taxable period ending before the Closing Date. After the Closing, Sellers shall, and shall cause its Affiliates to, cooperate fully with Buyer in connection with any Tax investigation, audit or other proceeding relating to either of the Businesses for any periods ending after the Closing Date. Any information obtained pursuant to this Section 11.5(b) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to the terms of the Confidentiality Agreement.

            (c) Sellers shall be responsible for the August 2002 taxes liability associated with the use and sales tax described on Schedule 3.9.

      11.6 Employee Matters. Buyer hereby agrees that Eric Affeldt, the current President of the Company and each of the FBOs ("AFFELDT"), will continue to be employed by Merced or an

Affiliate after Closing. Merced agrees to use its commercially reasonable efforts to cause Affeldt to be reasonably available to consult with Buyer's replacement management during the period between the Effective Date and the later of (x) the Closing Date and (y) ninety (90) days after the Effective Date at no additional expense to Buyer; provided, that Affeldt remains an employee of Merced or an Affiliate during such period of time. Buyer and Merced will assess the need for the continuation of such consultation services after Closing and, if the Parties determine that such consultation services remain necessary, the Parties will use commercially reasonable efforts to negotiate a mutually acceptable agreement to govern the terms and conditions of such services, including, without limitation, the fees that Buyer would pay for such services.

      11.7 Further Assurances. Each Party agrees to execute and deliver such further documents and instruments and to take such further actions after the Closing as may be necessary or desirable and reasonably requested by the other Party to give effect to the transactions contemplated by this Agreement, including, at the sole cost and expense of the Buyer, a Qualified IPO.

      11.8 Arbitration. Any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement, including the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement or this Section 11.9 will be determined by arbitration conducted in Los Angeles, California under the rules of the American Arbitration Association ("AAA").

            (a)   The arbitration may be initiated by a Party's giving twenty
      (20) calendar days' written notice to the other Party of its intention to do so. If the disputing Parties are unable to agree on a single arbitrator within thirty (30) calendar days of such notice, each disputing Party will appoint its own arbitrator within ten (10) calendar days thereafter. If a disputing Party fails to appoint an arbitrator within such time, an arbitrator will be appointed for such Party by AAA. The two arbitrators appointed by such parties will appoint, within ten (10) calendar days after the appointment of the second arbitrator, a third arbitrator who will act as chairperson; if the two appointed arbitrators fail to do so within such time, the third arbitrator will be appointed by AAA within the next ten (10) calendar days and will act as chairperson. The arbitrators shall decide any matter before them by majority vote in accordance with the wording of this Agreement and the arbitration Laws of the State of California. The arbitrators will proceed promptly and diligently and will render their decision either within ninety (90) calendar days after the appointment of all arbitrators or by such later date upon which the Parties may agree.

            (b) The Parties expressly agree that special and punitive damages will not be applicable or awarded, in any circumstance, with respect to any dispute that may arise among the Parties in connection with this Agreement. The arbitration will be final and binding upon the Parties to the maximum extent permitted by Law. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.

      11.9 Non-Competition. To induce Buyer to enter into this Agreement, Merced agrees that it will not, and will cause its Affiliates not to:

            (a) at the Palm Springs International Airport in Palm Springs, California or at John Wayne Airport in Santa Ana, California, as principal or agent, directly or indirectly, through any corporation, limited liability company, partnership, association, joint venture or other entity, purchase, invest in, fund or otherwise engage in a fixed base operation business for a period of twenty-four (24) months after the Closing Date;

            (b) hire or solicit any persons who are, or within the six (6) month period immediately preceding Merced's or its Affiliate's action were, employees of either FBO (excluding Yvonne Kassler) for a period of twenty-four (24) months after the Closing Date; or

            (c) hire or solicit Yvonne Kassler for a period of three (3) months after the Closing Date.

      Except as required by law or as may be required to comply with the internal reporting procedures of Merced for the benefit of its investors, from and after the Closing, Sellers shall, and shall cause their respective Affiliates to, keep confidential and not disclose to any other person, the material terms of this Agreement (including the Purchase Price).

      11.10 IPO Cooperation. In connection with a potential Qualified IPO, Sellers agree to assist Buyer and its Affiliates (at Buyer's sole cost and expense) prior to the Closing Date, to enable Buyer's Affiliate to satisfy the underwriter's reasonable due diligence requirements in connection with the Qualified IPO, to enable Buyer's Affiliate to prepare required Qualified IPO Disclosure (including financial statements and related notes in compliance with federal securities Laws), and to enable the Company's and the FBOs' accountants to consent to the inclusion of such financial statements in a filing with the Securities and Exchange Commission on Form S-1 or a subsequent annual, quarterly or other report, as applicable; provided, however, under no circumstances shall Merced be required to provide information relating to itself or its financial statements. The Sellers undertake no responsibility for the accuracy, completeness or fairness of any Qualified IPO Disclosure and express no opinion with respect thereto. Moreover, in no circumstance shall Sellers have any liability to any Buyer Indemnified Party or any Affiliate of any Buyer Indemnified Party for any Losses that any Buyer Indemnified Party or any of their respective Affiliates may suffer arising from any information set forth in such Qualified IPO Disclosure or from Buyer's or any Affiliate's failure to comply in any manner with applicable securities Laws except in each case to the extent such Losses are otherwise indemnifiable under Article 9 of this Agreement. In connection with the Qualified IPO, Sellers shall not be required to provide any comfort to the Buyer or any third party regarding any Qualified IPO Disclosure. The Closing shall not be conditioned upon, and the Closing Date shall not be delayed in connection with, any aspect of a Qualified IPO. Whether or not the Closing occurs or this Agreement is terminated (except for a termination on account of a default by Sellers hereunder), the Buyer shall reimburse the Sellers for all accounting fees and related expenses incurred in connection with the preparation of SEC compliant financial statements and related notes (other than such costs associated with a standard audit of the financial statements of PSP for the period of time between October 1, 2001 and August 14, 2002) prepared for such Qualified IPO Disclosure or otherwise requested by Buyer.

                                  ARTICLE 12

                                 MISCELLANEOUS

      12.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on the Party against whom the amendment is being asserted only if such amendment or waiver is set forth in a writing executed by such Party against whom the amendment is being asserted and then only to the specific purpose, extent and instance so provided.

      12.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, when mailed by certified mail, return receipt requested, when sent by facsimile with confirmation of receipt received, or when delivered by overnight courier with executed receipt. Notices, demands and communications to Sellers or Buyer shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

            Notices to Sellers:

                  Merced Partners Limited Partnership
                  601 Carlson Parkway, Suite 200
                  Minnetonka, Minnesota 55305
                  Attn:  Coleen McMahon
                  Tel: (952) 476-7221
                  Fax: (952) 476-7202

                  Craig Foster
                  c/o Newport Jet Center
                  19711 Campus Drive, #100
                  Santa Ana, CA  92707

                  Michael Phegley
                  c/o Newport Jet Center
                  19711 Campus Drive, #100
                  Santa Ana, CA  92707

                  with a copy to:

                  O'Melveny & Myers LLP
                  400 South Hope Street
                  Los Angeles, California 90071
                  Attn: Eric Richards, Esq.
                  Tel: (213) 430-6552
                  Fax: (213) 430-6407

            Notices to Buyer:

                  Macquarie Securities (USA) Inc.
                  North America Capital Holding Company
                  600 Fifth Avenue, 21st Floor
                  New York, New York  10020
                  Attention:  Murray Bleach, President
                  Tel: (212) 548-6531
                  Fax: (212) 399-8931

                  with a copy to:

                  Shaw Pittman LLP
                  1650 Tysons Blvd., Suite 1400
                  McLean, Virginia 22102
                  Attention:  Craig E. Chason, Esq.
                  Tel: (703) 770-7947
                  Fax: (703) 770-7901

      12.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, that Buyer may assign in whole its right, title and interest under this Agreement to any of its Affiliates and such assignment shall release Buyer (but not such assignee) from its indemnification and other obligations hereunder provided that Macquarie Bank Limited has consented to such assignment and acknowledged its obligations to guaranty the assignee's obligations hereunder as though such assignee were the Buyer; provided, further, that the Buyer may assign in whole its right, title and interest under this Agreement to a public entity that is the subject of a Qualified IPO without the prior consent of the Sellers; however, such assignment shall not release Buyer from its indemnification and other obligations hereunder unless such Qualified IPO resulted in such public entity having a market capitalization (based on all issued and outstanding shares of capital stock) of not less than $400,000,000. Notwithstanding anything to the contrary, the shares of the Buyer may be sold or otherwise transferred to Macquarie Infrastructure Assets Trust or any of its Affiliates without the prior consent of the Seller.

      12.4 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

      12.5 Complete Agreement; Schedules and Exhibits. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

      12.6 Governing Law. The Laws of the State of California, without regard to conflict of law doctrines, govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

      12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.8 Third Party Beneficiaries. Nothing in this Agreement is intended or will be construed to entitle any person or entity, other than Buyer and Sellers or their respective permitted transferees and assigns, to any claim, cause of action, remedy or right of any kind.

      12.9 Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

      12.10 Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall, whether or not the transactions contemplated hereby are consummated, pay all costs and expenses incurred by or on behalf of such Party in connection with the negotiation, execution and Closing of this Agreement and the transactions contemplated hereby and its investigation and evaluation of the Membership Interests, the FBO Interests, the Company and the FBOs.

      12.11 Sellers' Representative. By execution and delivery of this Agreement, each Seller, for the heirs, executors, legal representatives, successors and assigns of each Seller, irrevocably constitutes and appoints Merced (the "SELLERS' REPRESENTATIVE"), as his/her/its true and lawful agent for the purposes described in this Section 12.11. The Sellers' Representative is hereby authorized to (i) to receive all payments of the Purchase Price on behalf of the Sellers and to distribute the same to the Sellers pro rata in accordance with their respective Membership Interests, (ii) to take all action necessary in connection with the defense and/or settlement of any claims for which the Sellers may be required to indemnify the Buyer pursuant to Article 9 hereof,
(iii) to take all action necessary in seeking indemnification from the Buyer pursuant to Article 9 hereof, (iv) to give and receive all notices required to be given under this Agreement on behalf of the Sellers, and (v) to execute and deliver such instruments of conveyance, agreements, releases or other document and to take such additional actions by or on behalf of the Sellers as the Sellers' Representative, in its sole discretion, may determine to be necessary or appropriate in connection with the transactions contemplated by the terms and provisions of this Agreement. The Sellers' Representative will be entitled to retain attorneys, accountants and such other advisers or assistants as it determines, in its discretion, to be necessary or appropriate in connection with the performance of such duties hereunder. All reasonable costs and expenses incurred by Sellers' Representative in connection with the performance its duties will be paid out of the Purchase Price received by it and deducted therefrom prior to the distribution thereof to the Sellers. The appointment of the Sellers' Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers' Representative on behalf of the

Sellers in all matters in which it has been granted authority pursuant to this Section. The Sellers' Representative shall act for the Sellers in all matters set forth in this Agreement. All actions, decisions and instructions of the Sellers' Representative taken, made or given pursuant to the authority granted to the Sellers' Representative pursuant to this Section shall be final, conclusive and binding upon all Sellers and all actions, decisions and instructions of the Sellers' Representative taken, made or given pursuant to the authority granted to such Sellers' Representative pursuant to this Section shall be conclusive and binding upon all individual Sellers. Buyer, its officers, directors, employees, agents and affiliates shall be able to rely exclusively on the instructions, decisions and actions of the Sellers' Representative. The provisions of this Section are independent and severable.

                           [Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed by duly authorized individuals as of the Effective Date.

      SELLERS:          MERCED PARTNERS LIMITED PARTNERSHIP

                               By: Global Capital Management, Inc., its General Partner

                                    By: /s/ Stan Lester
                                        ________________________
                                       Name: Stan Lester
                                       Its: Vice President

                                    MICHAEL PHEGLEY


                                    /s/ Michael Phegley
                                    ____________________________

                                    CRAIG FOSTER


                                    /s/ Craig Foster
                                    ____________________________


      BUYER:            NORTH AMERICA CAPITAL HOLDING COMPANY


                                    By: /s/ MURRAY BLEACH
                                        ________________________
                                       Name: MURRAY BLEACH
                                       Its: PRESIDENT


                                    By: /s/ CHRISTOPHER LESLIE
                                        ________________________
                                       Name: CHRISTOPHER LESLIE
                                       Its: VICE PRESIDENT

                                    GUARANTY

      Macquarie Bank Limited ("Guarantor"), an Australian corporation, guarantees the full and complete performance of all of the payment obligations of the Buyer to the Sellers under and pursuant to the foregoing Membership Interest Purchase Agreement, dated as of August __, 2004 (the "Purchase Agreement") of whatsoever nature (collectively, the "Guaranteed Obligations"); provided that, Guarantor's liability hereunder shall not exceed, and in no event shall Guarantor be obligated to expend more than $53,350,000 pursuant to this Guaranty. Guarantor's obligation to guaranty Buyer's obligations or, in the event that the Buyer has assigned the Purchase Agreement, such assignee's obligations, under the Purchase Agreement (other than under subsections 9.2(c) and (d)) shall terminate on the earlier of (i) December 31, 2004 (unless the Termination Date is extended with the consent of the Guarantor), or (ii) the Closing, except as to any demand for performance of this Guaranty which has been made prior to such date as to which this Guaranty shall remain applicable; provided, however, the Guarantor's obligation to guaranty Buyer's, or, in the event that the Buyer has assigned the Purchase Agreement, such assignee's obligations, under subsections 9.2(c) and (d) of the Purchase Agreement shall terminate on the earlier of (i) the second anniversary of the Closing Date (or, if the Closing has not occurred by the Termination Date, the second anniversary of the Effective Date) or (ii) the first date upon which the following conditions have been satisfied: (x) securities are sold to the public in a Qualified IPO, which results in a public entity having a market capitalization (based on all of the issued and outstanding shares of capital stock) of not less than $400,000,000 and (y) the capital stock of Buyer is sold or otherwise transferred to, or the Buyer assigns in whole its right, title and interest under the Purchase Agreement to, such public entity or a subsidiary thereof (if and only if, in the case of a sale, transfer or assignment to a subsidiary, such public entity shall have guaranteed such subsidiary's obligations under subsections 9.2(c) and (d) of the Purchase Agreement and such guaranty shall be in form and substance reasonably satisfactory to Sellers). The Sellers may waive, exchange, subordinate, release, surrender or in any other manner deal with Buyer without affecting Guarantor's obligations hereunder. Guarantor waives all notices, including notice of (i) Sellers' acceptance of this Guaranty, Sellers' intention to act or any Sellers' action hereunder; (ii) the existence or creation of or any alteration in any of the Guaranteed Obligations; (iii) any default by Buyer; and (iv) the obtaining, enforcing or releasing of any other guaranty or of any pledge, assignment or security for any of the Guaranteed Obligations and all other notices related to the Guaranteed Obligations. Sellers may proceed against Guarantor without first proceeding against Buyer for performance of the Guaranteed Obligations and is not required to join Buyer in any such proceeding against Guarantor; provided, however, as a condition precedent to the commencement of any action against Guarantor, Sellers shall first comply with all procedures specified in the Purchase Agreement with respect to actions taken by the Sellers against Buyer.


      EXECUTED as of the 18th day of August, 2004.


                                                 Macquarie Bank Limited

                                                 By:    /s/ MICHAEL DORRELL
                                                        ________________________

                                                 Name:  MICHAEL DORRELL
                                                        ________________________

                                                 Title: POWER OF ATTORNEY
                                                        ________________________

                                                 By:    /S/ CHRIS LESLIE
                                                        ________________________

                                                 Name:  CHRIS LESLIE
                                                        ________________________

                                                 Title: POWER OF ATTORNEY
                                                        ________________________

                                  EXHIBIT "A"

                                  DEFINITIONS

A. Certain Matters of Construction. For purposes of this Agreement, in addition to the definitions referred to or set forth in this EXHIBIT "A":

      1. Reference to a particular Section of this Agreement will include all its subsections.

      2. The words "PARTY" and "PARTIES" will refer to each of the Sellers and Buyer.

      3. Definitions will apply to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender.

      4. All references in this Agreement to any Exhibit or Schedule will, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, to this Agreement, all of which are made a part of this Agreement.

B.    Definitions.

      "AAA" is defined in Section 11.8.

      "ACCOUNTING FIRM" is defined in Section 2.3(f).

      "AFFELDT" is defined in Section 11.6.

      "AFFILIATE" means an individual or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified individual or entity. For purposes of this definition, "control" shall include, without limitation, the exertion of significant influence over an individual or entity and shall be conclusively presumed as to any 50% or greater equity interest. For purposes of this Agreement, any third party that is managed by an entity that is owned or controlled, directly or indirectly, by Macquarie Bank Limited, including Macquarie Infrastructure Assets Inc. and its subsidiaries, shall be deemed an Affiliate of Buyer.

      "BENEFIT PLAN" is defined in Section 3.14(a).

      "BUSINESS DAY" means any day other than a Saturday, Sunday, or day on which commercial banks are authorized by law to close in the City of Los Angeles, California.

      "BUSINESS EMPLOYEES" is defined in Section 3.13.

      "BUYER" is defined in the preamble hereof and shall also include any Affiliate of the Buyer that becomes an assignee of the Agreement pursuant to the terms of Section 12.3.

      "BUYER INDEMNIFIED PARTIES" is defined in Section 9.1.

      "CAP" is defined in Section 9.4(c).

      "CHARTER DOCUMENTS" shall mean, as applicable, the specified entity's (i) certificate or articles of incorporation or formation or other charter or organizational documents, and (ii) bylaws or operating agreement, each as from time to time in effect.

      "CLAIM" means any action or proceeding instituted by any third party, the liabilities for which are Indemnifiable Losses.

      "CLOSING" is defined in Section 8.1.

      "CLOSING BALANCE SHEET" is defined in Section 2.3(c).

      "CLOSING DATE" is defined in Section 8.1.

      "COBRA" means Section 4980B of the Code, Part 6 of Title I of ERISA, similar provisions of state law and applicable regulations relating to any of the foregoing.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMPANY INTELLECTUAL PROPERTY" is defined in Section 3.18.

      "CONFIDENTIALITY AGREEMENT" is defined in Section 11.2.

      "CONTRACTS SCHEDULE" means SCHEDULE 3.10.

      "EFFECTIVE DATE" is defined in the Preamble of this Agreement.

      "EFFECTIVE TIME" is defined in Section 8.1.

      "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in Section 3(2) of ERISA.

      "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in Section 3(1) of ERISA.

      "ENCUMBRANCE" means any mortgage, charge, option, right to acquire, pledge, lien, security interest, attachment or other encumbrance, including any agreement to create any of the foregoing.

      "ENVIRONMENTAL LAW" means all applicable Laws pertaining to the environment, Hazardous Materials, pollution or occupational safety and health, and includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et. seq.
("CERCLA"), Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 et seq. and implementing state Laws promulgated thereunder.

      "ENVIRONMENTAL PERMITS" means all material permits, approvals, certificates and licenses required under any Environmental Law.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" means, with respect to any Person, each other Person which, within any time during the past six (6) years, is or was required to be treated as a single employer (under Section 414 of the Code or Section 4001(b) of ERISA), or treated as a controlled group member or entity under common control (under Sections 302(f)(6)(B) or 4001(a)(14) of ERISA), with such Person or its predecessor or any of their current or former Affiliates.

      "EXPIRATION DATE" is defined in Section 9.5.

      "FINANCIAL STATEMENTS" is defined in Section 3.6.

      "FOSTER" is defined in the Preamble of this Agreement.

      "FUNDED INDEBTEDNESS" means (i) all indebtedness for money borrowed from others (whether in the form of direct loans or capital leases) and purchase money indebtedness of the Company or the FBOs, (ii) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness,
(iii) indebtedness of the type described in clause (i) above guaranteed by the Company or either FBO, and (iv) any purchase money indebtedness for premiums for insurance maintained by the Company or the FBOs to the extent the outstanding balance thereof exceeds the amortized value of the premiums.

      "GROUND LEASES" mean the Palm Springs Ground Lease and the Newport Ground Lease.

      "GROUND LEASE CONSENTS" means the consents from each of the County of Orange and the City of Palm Springs, pursuant to the respective Ground Leases, to (i) approve Sellers' transfer of the Membership Interests, including the change in control with respect to the FBOs' interest in the Ground Leases, to Buyer, (ii) approve Buyer's possible subsequent transfer of the Membership Interests to an Affiliate of the Buyer, (iii) confirm a true, correct and complete copy of the Ground Leases, (iv) confirm, to the knowledge of the lessor, that no breach or default exists under the Ground Leases, (v) confirm that the lessor has not repudiated the Ground Leases, and (vi) confirm that that the Ground Leases are in full force and effect; provided, however, Ground Lease Consents approving Buyer's subsequent transfer of the Membership Interests to a third party shall not be required if the Buyer assigns this Agreement to a third party that is not an Affiliate of the Buyer. The Ground Lease Consents shall contain a full and complete description of the proposed transfers of the Membership Interests. Buyer hereby agrees not to seek approval, or ask Sellers to seek approval, from the County of Orange for Buyer to pledge any interest in the Newport Ground Lease or any interest in the equity of NJC to a lender or other person or entity. Buyer further acknowledges and agrees that, notwithstanding any discussion with the County of Orange regarding a new hangar and increased rent in exchange for a lease extension, none of such terms will be included in any way in the request for consent to assign the Newport Ground Lease or the Membership Interests.

      "HAZARDOUS MATERIAL" means any substance, pollutant, contaminant, radiation or chemical which has been determined under applicable Environmental Laws to be hazardous to human health or safety or the environment including, without limitation, all of those substances which are listed or defined as "pollutants," "contaminants," "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations pursuant to Environmental Laws including, but not limited to, asbestos, petroleum and any petroleum products and polychlorinated biphenyls.

      "INDEMNIFIED PARTY" means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

      "INDEMNIFYING PARTY" means the Party obligated to indemnify an Indemnified Party.

      "INDEMNIFIABLE LOSSES" means any Loss for or against which any Party is entitled to indemnification under this Agreement.

      "INSURANCE POLICIES" is defined in Section 3.10(b).

      "INTELLECTUAL PROPERTY" means all trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, patent and patent applications and all material licenses and other agreements and information relating to technology, know-how, software or processes used in or otherwise necessary to the Businesses, whether proprietary to the Company or the FBOs or licensed to or otherwise authorized for use by others.

      "IRS" means the Internal Revenue Service or any successor agency thereto.

      "LAW" means any federal, state or local law, statute, rule or regulation and any resolution, ruling, ordinance, enactment, judgment, order, decree, directive or other requirement having the force of law, including any official interpretation of any of the foregoing, of or by any governmental authority, as in effect from time to time.

      "LEASE" and "LEASES" are defined in Section 3.8(a).

      "LEASES SCHEDULE" means Schedule 3.8.

      "LIABILITIES SCHEDULE" means Schedule 3.4(a).

      "LOSS" means any and all costs and expenses (including, but not limited to, reasonable professionals' fees), damages and losses actually incurred by the Indemnified Party, net of (i) any tax adjustments, benefits, savings or reductions to which the Indemnified Party is entitled by virtue of such costs, expenses, damages and losses, and (ii) without duplication of any other provision herein, any insurance proceeds that the Indemnified Party actually collects as a result of such costs, expenses, damages and losses.

      "MATERIAL ADVERSE CHANGE" means any change or changes that are material and adverse to the Company (other than with respect to LQA), Businesses, operations, properties, assets, income, cash flow, liabilities, working capital or financial condition, other than: (i) any change or effect resulting from or relating to changes in or developments in the national or local economy, financial markets, insurance markets, commodity markets or currency markets,
(ii) any change or effect resulting from general changes in the national or local wholesale or retail markets for fuel purchased or sold by the FBOs, (iii) any change or effect resulting from any changes or potential changes to applicable governmental regulations (other than as may affect the FBOs' rights and obligations under their respective Ground Leases or as may specifically and expressly target the FBOs or the local regions in which the FBOs operate), (iv) any change or effect resulting from or relating generally to the commercial or general aviation industry, (v) any reductions in the cash flow multiple generally being paid for fixed base operation enterprises in international, national or local markets, and (vi) any materially adverse change in or effect on one or both of the FBOs which is cured (including, without limitation, by payment of money via the proceeds of insurance or otherwise) before the Closing.

      "MATERIAL CONTRACTS" is defined in Section 3.10(b).

      "MEMBER DEBT" is defined in Section 8.2(d).

      "MERCED" is defined in the Preamble of this Agreement.

      "NET WORKING CAPITAL" is defined in Section 2.3(a).

      "NEWPORT GROUND LEASE" means those certain leasehold interests set forth under the heading "Ground Lease" on SCHEDULE 3.8(A), including that certain FBO Lease dated October 24, 1994, by and between County of Orange and Pan Western, Ltd., a California limited partnership, as amended by that certain First Amendment to Ground Lease between County of Orange and Pan Western, Ltd., dated November 19, 1996, that certain Second Amendment to FBO Lease between County of Orange and Pan Western, Ltd., dated March 24, 1998, that certain Third Amendment to FBO Lease dated March 24, 1998 executed by the County of Orange as Lessor and Pan Western, Ltd., as Tenant, and that certain Fourth Amendment to FBO Lease dated December 19, 2002 executed by the County of Orange as Lessor and Newport FBO Two, LLC, as Tenant.

      "PALM SPRINGS GROUND LEASE" means those certain leasehold interests set forth under the heading "Ground Lease" on SCHEDULE 3.8(A), including that certain Indenture of Lease and Aeronautical Concession Agreement effective December 15, 1981 between the City of Palm Springs, California and Jimsair Aviation Services, Inc., as modified by that certain Amendment No. 1 dated September 18, 1986, as further modified by that certain Option Agreement dated September 18, 1986 between the City of Palm Springs and Jimsair Aviation Services, Inc., as further modified by that certain Consent to Assignment and Encumbrance of Ground Lease Interest dated March 17, 1994 among the City of Palm Springs and Dorfinco Corporation and Air Sources, Inc.

      "PARTY" or "PARTIES" means collectively the Sellers and the Buyer.

      "PENSION PLAN" is defined in Section 3.14(a).

      "PERMITS" is defined in Section 3.15.

      "PERSON" means any individual, person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, government, government agency or authority or other entity.

      "PERSONAL PROPERTY" is defined in Section 3.8(b).

      "PHEGLEY" is defined in the Preamble of this Agreement.

      "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Section 4975 of the Code.

      "PURCHASE PRICE" is defined in Section 2.1.

      "QUALIFIED IPO" means an underwritten public offering registered under the Securities Act of 1933, as amended, equity interests or other beneficial interests of Macquarie Infrastructure Assets Trust and/or Macquarie Infrastructure Assets LLC, or any subsidiary thereof.

      "QUALIFIED IPO DISCLOSURE" means (i) any disclosure materials prepared in connection with a Qualified IPO and (ii) upon the consummation of a Qualified IPO, any annual, quarterly or other reports filed by the resulting public company that includes information regarding the Company, either FBO or the Businesses (including, without limitation, financial statements and related notes thereto).

      "SELLER INDEMNIFIED PARTIES" is defined in Section 9.2.

      "SELLERS' REPRESENTATIVE" is defined in Section 12.11.

      "SUBSIDIARY" means any entity of which either of the FBOs (or other specified entity) owns directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

      "TAX" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any governmental entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

      "TAX RETURN" means a report, return or other information supplied to or required to be supplied to a governmental entity with respect to Taxes and shall be treated as a Tax Return of each entity included or required to be included in a return filed on a combined, consolidated, unitary or similar basis.

      "TERMINATION DATE" means the date on which this Agreement is terminated pursuant to Section 10.1 hereof.

      "THRESHOLD" is defined in Section 9.4(a).

      "TRANSACTION DOCUMENTS" is defined in Section 8.3.

      "WELFARE PLAN" is defined in Section 3.14(a).

                                TABLE OF CONTENTS

                                                                                                                    PAGE
ARTICLE 1.        PURCHASE AND SALE OF MEMBERSHIP INTERESTS.......................................................    1
         1.1      Acquisition.....................................................................................    1
         1.2      Assignment of Membership Interests..............................................................    2
ARTICLE 2.        PURCHASE PRICE..................................................................................    2
         2.1      Purchase Price..................................................................................    2
         2.2      Transfer Taxes..................................................................................    2
         2.3      Purchase Price Adjustments......................................................................    2
ARTICLE 3.        SELLERS' REPRESENTATIONS AND WARRANTIES.........................................................    2
         3.1      Organization....................................................................................    2
         3.2      Power and Authority.............................................................................    3
         3.3      Authorization; No Breach........................................................................    3
         3.4      Absence of Undisclosed Liabilities..............................................................    3
         3.5      Capitalization of the Company and the FBOs; Title to Membership Interests and FBO Interests.....    4
         3.6      Financial Statements............................................................................    4
         3.7      No Material Adverse Changes; Absence of Certain Changes or Events...............................    5
         3.8      Real Property; Personal Property................................................................    6
         3.9      Tax Matters.....................................................................................    8
         3.10     Contracts and Commitments.......................................................................   10
         3.11     Litigation; Proceedings.........................................................................   12
         3.12     Brokerage.......................................................................................   12
         3.13     Employees.......................................................................................   12
         3.14     Employee Benefit Plans..........................................................................   13
         3.15     Compliance with Laws............................................................................   15
         3.16     Environmental Matters...........................................................................   16
         3.17     Affiliate Transactions..........................................................................   17
         3.18     Intellectual Property Rights....................................................................   17
         3.19     Bank Accounts; Powers of Attorney...............................................................   17
         3.20     Fuel Volume Records.............................................................................   17
ARTICLE 4.        BUYER'S REPRESENTATIONS AND WARRANTIES..........................................................   18
         4.1      Organization....................................................................................   18
         4.2      Power and Authority.............................................................................   18
         4.3      Authorization; No Breach........................................................................   18
         4.4      Brokerage.......................................................................................   18
         4.5      Litigation......................................................................................   18
         4.6      Buyer's Investment Representation...............................................................   18
ARTICLE 5.        PRE-CLOSING COVENANTS...........................................................................   19
         5.1      Affirmative Covenants...........................................................................   19
         5.2      Schedules.......................................................................................   19
         5.3      Purchase Price Allocation.......................................................................   20
         5.4      Access..........................................................................................   20
         5.5      Negative Covenants..............................................................................   21
         5.6      [Reserved.].....................................................................................   22
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
         5.7      No Shop.........................................................................................   22
         5.8      Additional Covenant of Merced...................................................................   22
ARTICLE 6.        CLOSING CONDITIONS - BUYER......................................................................   22
         6.1      Conditions to Closing...........................................................................   22
         6.2      Limitations on Conditions.......................................................................   24
ARTICLE 7.        CLOSING CONDITIONS - SELLERS....................................................................   25
         7.1      Conditions to Closing...........................................................................   25
ARTICLE 8.        CLOSING MATTERS.................................................................................   26
         8.1      The Closing.....................................................................................   26
         8.2      Action to Be Taken at the Closing; Payment of Purchase Price....................................   26
         8.3      Closing Documents...............................................................................   27
ARTICLE 9.        INDEMNIFICATION.................................................................................   28
         9.1      Indemnification by Seller.......................................................................   28
         9.2      Indemnification by Buyer........................................................................   28
         9.3      Method of Asserting Claims......................................................................   29
         9.4      Limits on Indemnification.......................................................................   30
         9.5      Survival........................................................................................   32
         9.6      Exclusive Remedy................................................................................   32
         9.7      Offset..........................................................................................   32
ARTICLE 10.       TERMINATION.....................................................................................   33
         10.1     Termination.....................................................................................   33
         10.2     Effect of Termination...........................................................................   33
ARTICLE 11.       ADDITIONAL AGREEMENTS...........................................................................   33
         11.1     Press Release and Announcements.................................................................   33
         11.2     Confidentiality.................................................................................   33
         11.3     Remittances.....................................................................................   34
         11.4     Cooperation to Obtain Consents..................................................................   34
         11.5     Tax Matters.....................................................................................   34
         11.6     Employee Matters................................................................................   35
         11.7     Further Assurances..............................................................................   35
         11.8     Arbitration.....................................................................................   36
         11.9     Non-Competition.................................................................................   36
         11.10    IPO Cooperation.................................................................................   37
ARTICLE 12.       MISCELLANEOUS...................................................................................   37
         12.1     Amendment and Waiver............................................................................   37
         12.2     Notices.........................................................................................   37
         12.3     Assignment......................................................................................   39
         12.4     Captions........................................................................................   39
         12.5     Complete Agreement; Schedules and Exhibits......................................................   39
         12.6     Governing Law...................................................................................   39
         12.7     Counterparts....................................................................................   40
         12.8     Third Party Beneficiaries.......................................................................   40
         12.9     Severability....................................................................................   40
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
         12.10    Expenses........................................................................................   40
         12.11    Sellers' Representative.........................................................................   40
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